As filed with the Securities and Exchange Commission on April 18, 2013

REGISTRATION NO. 333 -_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

eBULLION, INC.
(Exact name of registrant as specified in its charter)

Delaware	5050	46-2323674
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

eBullion, Inc
80 Broad Street, 5th Floor
New York, New York 10004
Telephone (212) 8377858

(Address and telephone number of principal executive offices and principal place of business)

Hank Gracin, Esq.
Leslie Marlow, Esq.
Gracin & Marlow, LLP
The Chrysler Building
405 Lexington Avenue, 26th Floor
New York, New York 10174
Telephone (212) 907-6457
(Name, address and telephone number of agent for service)

Approximate Date of Proposed Sale to the Public: From time to time after the date this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 424, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Shares of common stock, par value $0.0001	500,000	$0.50	$250,000	$34.10

Total shares being registered	500,000		$250,000	$34.10

(1) In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2) Estimated in accordance with Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the recent sales of unregistered securities in April 2013.

(3) Calculated under Section 6(b) of the Securities Act of 1933 as 0.00013640 of the aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED APRIL 18, 2013

PRELIMINARY PROSPECTUS

eBULLION, INC.

500,000 SHARES OF COMMON STOCK

This prospectus relates to the resale and other disposition from time to time of up to 500,000 shares of our common stock by the selling stockholders identified under the section entitled “Selling Stockholders” on page 29. The shares of common stock offered consist of 500,000 shares of our common stock. We issued all of the issued securities described above in private placement transactions completed prior to the filing of this registration statement.

The shares included in this prospectus may be reoffered and sold directly by the selling stockholders in accordance with one or more of the methods described in the plan of distribution, which begins on page 30 of this prospectus. We are not selling any shares of our common stock in this offering and therefore we will not receive any proceeds from the sales by the selling stockholders. Instead, the shares may be offered and sold from time to time by the selling shareholders at a fixed price of $0.50 per share until the shares are quoted, if ever, on the OTC Bulletin Board or another exchange and thereafter at prevailing market prices or privately negotiated prices. We may receive proceeds from any exercise of outstanding warrants if and when such warrants are exercised for cash.

Our common stock does not presently trade on any exchange or electronic medium. Although we hope to be quoted on the OTC Bulletin Board, no assurance can be given that our common stock will be quoted on the OTC Bulletin Board or any other quotation service.

We are an “emerging growth company” within the meaning of the recently enacted Jumpstart Our Business Startups Act and will be subject to reduced public company reporting requirements.

Investing in the Company’s securities involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” which begin on page 4 of this prospectus before making a decision whether to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________, 2013.

You should rely only on the information that we have provided in this prospectus. We have not authorized anyone to provide you with different information and you must not rely on any unauthorized information or representation. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. This document may only be used where it is legal to sell these securities. You should assume that the information appearing in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the time of delivery of this prospectus, or any sale of our common stock. Our business, financial condition and results of operations may have changed since the date on the front of this prospectus. We urge you to carefully read this prospectus before deciding whether to invest in any of the common stock being offered.

PROSPECTUS SUMMARY

The following summary highlights material contained in this prospectus. This summary does not contain all the information you should consider before investing in our securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements that appear elsewhere in this prospectus. References to the “Company”, “we,” “us,” and “our” are references to the combined business of eBullion, Inc, a Delaware  corporation and its wholly owned subsidiary, Man Loong Bullion Company Limited, (“Man Loong”) a Hong Kong limited liability company.

Business Overview

ITEM 1. BUSINESS

Business Overview

Since April 3, 2013, through our subsidiary Man Loong Bullion Company Limited, a Hong Kong limited liability company (“Man Loong”), we have been engaged in the precious metals trading business, providing precious metals spot contract trading services to clients for gold and silver trading, via a  24-hour electronic trading platform located in Hong Kong which Man Loong licenses from True Technology, a company organized under the laws of Hong Kong (“True Technology”), owned by one of our executive officers and one of our directors . In facilitating trades of these precious metals, Man Loong acts in its capacity as an officially designated electronics trading member of the Chinese Gold and Silver Exchange Society (“CGSE”), a self-regulatory organization registered in Hong Kong which acts as an exchange for the trading of gold and silver.  Man Loong holds a Type AA License with the CGSE, which authorizes it to engage in the electronic trading of Kilo Gold and Loco London Gold and Silver on behalf of its clients.  The electronic trading platform that Man Loong licenses from True Technology provides  customers with CGSE price quotations on gold and silver spot contracts, on a Loco London basis, as well as information updates on the gold and silver market, based on an evaluation of third-party market pricing sources such as Reuters or Bloomberg.  Man Loong’s client base is primarily in Hong Kong, where it has  one office and maintains its trading platforms, and in China, where it works through various independent sales agents.

Man Loong’s membership in the CGSE allows it to facilitate trades on behalf of non-members who execute trades to buy and/or sell gold and/or silver without Man Loong being required to become a counterparty to the trade or to purchase or sell any gold or silver being traded as a principal.  Man Loong receives a brokerage  commission  ranging from $20 to $40 per trade regardless of the purchase  price paid or received  for the gold or silver traded through our electronic platform and ots clients assume  the sole responsibility for settlement of the purchase price of the gold or silver traded and for any gain or loss recognized  on those trades.  All of Man Loong’s revenue is derived from the commissions it receives on each trade for which it facilitates placement on the market.

For our fiscal years ended March 31, 2011 and 2012, Man Loong’s revenue was approximately $2.6 million and $2.0 million, respectively, and its net income was $1.2 million and $0.25 million, respectively.  For the nine months ended December 31, 2012 and 2011, Man Loong’s revenue was $858,434 and $1,751,153, respectively and it had a  net loss of ($453,127) for the nine months ended December 31, 2012 and net income of $421,474 for the nine months ended December 31, 2011.

Our principal offices are located at 80 Broad Street, New York, New York 10004, (212) 837-7858.  Man Loong currently has 1 office in Hong Kong.  Man Loong’s principal executive offices are located at 8/F, Tower 5, China Hong Kong City, 33 Canton Road, Tsim Sha Tsui, Hong Kong. The telephone number at Man Loong’s principal executive office is +852-2155-3999. All Man Loong’s transactions and the technologies, including the servers that carry out these transactions, are all executed and located in Hong Kong.

Our Corporate History and Background

We were incorporated under the laws of the State of Delaware on January 28, 2013.  We were initially formed to develop software for use in on-line trading of gold and silver contracts.  Since the acquisition of Man Loong, our business development focus has been, and we expect will continue to be, solely on increasing Man Loong’s market share for the on-line trading of gold and silver spot contracts within the Hong Kong market while developing a business model for the on-line trading of gold and silver spot contracts by Man Loong in the People’s Republic of China.

Acquisition of Man Loong On April 3, 2013, we entered into a Contribution Agreement with the shareholders of Man Loong, whereby we acquired 100% of the issued and outstanding capital stock of Man Loong from its stockholders, in exchange for 50,760,000 newly issued shares of our common stock, par value $0.0001. After the transaction, Man Loong became our wholly owned subsidiary.

As a result of the acquisition, we have assumed the business and operations of Man Loong.  Man Loong, which was incorporated in 1974 in Hong Kong and was re-registered in 2009 under Hong Kong law as a limited liability company, was organized to facilitate the trading of precious metals spot contracts. Man Loong initially provided an electronic trading platform that offered one-stop electronic trading in Hong Kong, and in 2010, expanded its services to include the trading for its clients and not as principal, of gold and silver spot contracts in China. Man Loong currently has one office in Hong Kong and several independent agents that it engages in China.

The acquisition of Man Loong was treated for accounting purposes as a reverse merger with eBullion acquiring 100% of the outstanding common stock of Man Loong in exchange for 50,760,000 newly issued shares of our common stock, par value $.0001. Unless the context suggests otherwise, when we refer in this prospectus to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Man Loong. For accounting purposes, the reverse merger of eBullion, Inc. with Man Loong has been treated as a recapitalization with no adjustment to the historical book and tax basis of either companies’ assets or liabilities.

Our Corporate Structure Our primary business operations are conducted through our Hong Kong operating subsidiary, Man Loong. For ease of reference, below is a chart that presents our current corporate structure.

Our principal executive offices are located at 80 Broad Street, New York, New York 10004 and Man Loong’s principal offices are located at 8/F, Tower 5, China Hong Kong City, 33 Canton Road, Tsim Sha Tsui, Hong Kong. The telephone number at our principal executive offices is (212) 837-7858 and  Man Loong’s principal executive office is +852-2155-3999. All our transactions and the technologies, including the servers that carry out these transactions, are all executed and located in Hong Kong.

The Offering

Shares of our common stock offered for re-sale by the Selling Stockholders pursuant to this prospectus	500,000

Common stock currently outstanding	51,260,000

Proceeds to the Company	We will not receive any proceeds from the resale or other disposition of the shares covered by this prospectus by any Selling Stockholder.

Risk Factors	There are significant risks involved in investing in our Company. For a discussion of risk factors you should consider before buying our common stock see “Risk Factors” beginning on page 3

RISK FACTORS

Investment in our common stock involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included herein before making an investment decision.  If any of the following risks actually occur, our business, financial condition or results of operations could suffer. In that case, the market price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

Restricted access to Man Loong’s website, could lead to significant operating disruptions, a negative customer experience or the loss of customers  or potential customers.

If any enterprises or professional organizations, including governmental agencies, blocked access to Man Loong’s website or the Internet generally for a number of reasons including due to  security or confidentiality concerns or regulatory reasons, or if any government of any jurisdiction in which we or Man Loong are considered to be carrying on business in may block or suspend internet transmission capabilities, Man Loong’s business would experience significant operating disruptions because our revenues are primarily generated through the commissions Man Loong receives for the trades facilitated through its electronic trading platform through the Internet and Man Loong’s website.  If these entities were to block or limit access to Man Loong’s website or adopt policies restricting its customers from providing it with accurate and up-to-date information, the value of Man Loong’s electronic trading platform could be negatively impacted, which could adversely affect its ability to retain and attract customers.

Our revenue is based upon Man Loong’s trade commissions which are themselves influenced by trading volume and volatility and economic conditions that are beyond our control.

Any volatility in the global financial markets has a direct impact on Man Loong’s commissions and therefore its revenue.   Many countries have recently experienced recessionary conditions. Our revenue is influenced by the general level of trading activity in the gold and silver market since all of our revenue is derived from the commission Man Loong receives on each trade that it facilitates. Our revenue and operating results may vary significantly from period to period primarily due to movements and trends in the world’s currency markets, volatility in the market price of gold and silver and fluctuations in trading levels. Recently, Man Loong has experienced greater trade volume and it has generally experienced greater trading volume in periods of volatile markets as during such periods there tends to be increased trading. In the event Man Loong experiences lower levels of volatility, trading volume will typically decrease and therefore Man Loong’s commission revenue will likely be negatively affected. Like other financial services firms, our business and profitability and Man Loongs are directly affected by elements that are beyond our and its control, such as economic and political conditions, broad trends in business and finance, changes in the volume of transactions, changes in supply and demand for precious metals, movements in currency exchange rates, changes in the financial strength of market participants, legislative and regulatory changes, changes in the markets in which such transactions occur, changes in how such transactions are processed and disruptions due to terrorism, war or extreme weather events. Any one or more of these factors, or other factors, may adversely affect our business and results of operations and cash flows. As a result, period-to-period comparisons of our operating results may not be meaningful and our future operating results may be subject to significant fluctuations or declines.

Competitive trading systems could force Man Loong to reduce its commissions and negatively impact revenue.

Any increased competition to Man Loong’s platform through the development of faster execution programs could reduce the volume of trades or force Man Loong to reduce its commission on each trade.  In addition, new and enhanced alternative trading systems have emerged as an option for individual and institutional investors to carry out proprietary trades, which could result in reduced commissions.

A substantial portion of our revenue and operating profits is derived from Man Loong’s role as a service provider. In its role as a service provider, Man Loong derives a fixed amount of commission from each trade that we facilitate.

Man Loong may also experience reduced trade volumes from competition from computer-generated buy and sell programs and other technological advances and regulatory changes in the precious metals market that may continue to tighten spreads on precious metals transactions. In addition, new and enhanced alternative trading systems have emerged as an option for individual and institutional investors to avoid directing their trades through retail trade facilitators, which could result in reduced revenue derived from our precious metal trade facilitation business. Man Loong may also face price competition from its competitors.

Man Loong may be exposed to unidentified or unexpected risks if its risk management policies and procedures are not effective.

Man Loong relies on a combination of technical and human controls and supervision to protect it against certain risks.  However, its risk-management methods may be subject to error and failure and therefore may not adequately prevent losses due to technical errors if its testing and quality control practices are not effective in preventing software or hardware failures.  Although Man Loong has risk-management policies, control systems and compliance manuals set in place, we cannot guarantee adherence to such policies, systems, and manuals by our staff. Its policies, procedures and practices used to identify, monitor and control a variety of risks, including risks related to human error, hardware and software errors, market movements, fraud and money-laundering, are established and reviewed by its  management. Under certain circumstances Man Loong may elect to adjust its risk-management policies to allow for an increase in risk tolerance, which could expose it to the risk of greater losses. To deal with and to manage its risks, Man Loong’s approach is discretionary by nature and are considered on a case by case basis and developed internally. Man Loong hasobserved  historical market behavior and also involve reliance on standard industry practices. These methods may not adequately prevent losses. These methods may not protect Man Loong against all risks or may protect us less than anticipated, in which case our business, financial condition and results of operations and cash flows may be materially adversely affected.

We do not own the trading platform upon which our business operates and if the license was terminated our business would experience significant operating disruptions.

Man Loong  licenses the software that is utilized to run its electronic trading platform from True Technology, an entity owned by our Chief Executive Officer and one of our directors and shareholders pursuant to the terms of a license agreement that can be terminated upon our breach of the terms of the agreement.  Although we believe that alternative software programs are available or could be developed by other third parties or eventually by Man Loong in house, the development of any such programs would be costly and may not be available in a timely manner.  The termination of the license agreement would likely result in suspension of Man Loong’s internet transmission capabilities and its business would experience significant operating disruptions if the license agreement were terminated.

Man Loong also relies on True Technology~~’~~s computer systems or third-party service and software providers, including trading platforms, back-office systems, internet service providers and communications facilities. In these third-party services, deterioration in their performance or quality, could adversely affect Man Loong’s business. If Man Loong’s arrangement with any third party is terminated, it may not be able to find an alternative systems or a services provider on a timely basis or on commercially reasonable terms. This could have a material adverse effect on our business, financial condition and results of operations and cash flows.

Our business is substantially dependent upon our licensed trading platform. Any disruption or corruption of the trading platform or our inability to maintain technological superiority in our industry could have a material adverse effect on our business, financial condition and results of operations and cash flows.

Our business is substantially dependent upon Man Loong’s licensed electronic trading platform, which Man Loong relies upon to accurately and timely receive and process internal and external data.  If the trading platform were to fail to function properly for any reason, Man Loong could suffer from trade errors and therefore it would be forced to suspend operations until such time as the disruptions were fixed. Man Loong’s ability to facilitate transactions successfully and provide high quality customer service depends on the efficient and uninterrupted operation of its computer and communications hardware and software systems. Computer systems are vulnerable to damage or interruption from human error, natural disasters, power loss, telecommunication failures, break-ins, sabotage, computer viruses, intentional acts of vandalism, computer denial-of-service attacks and other similar events. If Man Loong’s systems fail to perform, it could experience periodic interruptions and disruptions in operations, slower response times or decreased customer satisfaction.

In order to remain competitive, Man Loong’s electronic trading platform is under continuous development and redesign. However, with any newly developed technology Man Loong runs the ongoing risk that failures may occur and result in service interruptions or other negative consequences such as slower quote aggregation, slower trade execution, erroneous trades, or mistaken risk-management information.

We believe Man Loong’s technology has provided Man Loong with a competitive advantage relative to many of its competitors. If its competitors develop more advanced technologies, it  may be required to devote substantial resources to the development of more advanced technology to remain competitive. The gold and silver market is characterized by rapidly changing technology, evolving industry standards and changing trading systems, practices and techniques. Man Loong may not be able to keep up with these rapid changes in the future, develop new technology, realize a return on amounts invested in developing new technologies or remain competitive in the future.

Man Loong’s systems have in the past experienced disruptions in operations, which it believes will continue to occur from time to time. As of the date hereof, we have not been notified of any claim against Man Loong alleging harm caused to third parties by this disruption and its customers have continued to actively place precious metals trading orders through their respective trading accounts. However, we can provide no assurance that we will not receive any claims in the future in connection with this disruption.

To mitigate the risk of trading disruptions, Man Loong has  a mirror server setup in a secured server room in its headquarters office in Hong Kong.   The mirror server has the same trading software installed as the production server.  If there are any network problems with the production server, the network connection will be switched to mirror server to minimize, if not avoid entirely any downtime of the trading systems.  In addition, Man Loong has two IT specialists and one operations manager to continuously monitor the server status and ensure the resumption of operations should it ever become necessary.

Man Loong’s IT department is working with IT security consultants to strengthen and protect its network from intentional attacks. Man Loong has also established a separate department to monitor its networks and to identify and minimize human errors, such as clerical mistakes and incorrectly placed trades, as well as intentional misconduct, such as unauthorized trading, mischief and fraud. Furthermore, Man Loong seeks to mitigate the impact of any operational issues by maintaining insurance coverage for various contingencies. Despite any precautions it may take, any systems failure that causes an interruption in its services or decreases the responsiveness of its services could, among other consequences, impair its reputation, damage its brand name and materially adversely affect its and our business, financial condition and results of operations and cash flows.

Due to the fact that Man Loong’s cost structure is largely fixed, it  may not be able to respond to changes in revenue.

A substantial portion of Man Loong’s expenses are fixed expenses for which it has payment commitments regardless of its revenue.  These expenses include office lease costs, computer hardware and software, hosting facilities and security and staffing costs. If demand for Man Loong’s services declines and, as a result, its revenues decline, it may not be able to adjust its cost structure on a timely basis and its profitability may be materially adversely affected.

Our revenue is dependent upon Man Loong’s ability to attract and retain the agents with whom its customers have accounts.

Our revenue is dependent upon Man Loong’s ability to retain and attract agents.  Man Loong’s customer base is primarily comprised of agents which have been retained by individual customers who generally trade in gold and silver spot contracts. Although Man Loong offer products and tailored services designed to educate, support and retain its agents’ customers, its efforts to attract new agents, and those agents’ ability to attract new customers or reduce the attrition rate of its existing agents and their customers may not be successful. If Man Loong is unable to maintain or increase its agent retention rates or generate a substantial number of new agents in a cost-effective manner, its business, financial condition and results of operations and cash flows would likely be adversely affected.  During the prior year, Man Loong’s loss of two agents resulted in a substantial decrease in its revenue.  Although Man Loong has spent significant financial resources on support services for agents and their customers, marketing expenses and related expenses and plan to continue to do so, these efforts may not be cost-effective at attracting new agents and customers. In particular, we believe that costs for customer support services and rates for desirable advertising and marketing placements, including online, search engine, print and television advertising, are likely to increase in the foreseeable future, and Man Loong may be disadvantaged relative to its larger competitors in its ability to expand or maintain its customer support capabilities, and advertising and marketing commitments.

Any future expansion or acquisitions may result in significant transaction expenses, integration and consolidation risks and risks associated with entering new markets, and we may be unable to profitably operate our consolidated company.

Our growth strategy includes the penetration of new markets in the future.  Any future markets that we enter may result in significant transaction expenses and present new risks associated with entering additional markets or offering new products and integrating the acquired companies.  We may not have sufficient management, financial and other resources to integrate our operations in the new markets with our current operations and we may be unable to profitably operate our expanded company. Additionally, any new businesses that we may acquire, once integrated with our existing operations, may not produce expected or intended results.

Some of the new markets may be in emerging growth countries.  To compete successfully in these emerging markets, we must continue to design, develop, and sell new and enhanced precious metals electronic trading programs and services that are culturally acceptable to these emerging markets. Any emerging market that we attempt to penetrate will have risks of potential entrenched local competition, higher credit risks, cultural differences, less developed and established local financial and banking infrastructure, reduced protection of intellectual rights, inability to enforce contracts in some jurisdictions, difficulties and costs associated with staffing and managing foreign operations, including reliance on newly hired local personnel, currency and tax laws that may prevent or restrict the transfer of capital and profits among our various operations around the world; and time zone, language and cultural differences among personnel in different areas of the world. We may also have difficulty in complying with the diverse regulatory requirements of multiple jurisdictions, which may be more burdensome, not clearly defined, and subject to unexpected changes, potentially exposing us to significant compliance costs and regulatory penalties

Our Hong Kong operating subsidiary, Man Loong, facilitates the trading of gold and silver spot contracts in Hong Kong and China.  Spot contracts in gold and silver are not and may not be offered in the U.S. by us, including by our non-U.S. subsidiary, and are not eligible for resale to U.S. residents. They are not currently registered with the U.S. Securities and Exchange Commission or any other U.S. regulators.

Man Loong  may be unable to respond to customers’ demands for new services and products and our business, financial condition and results of operations and cash flows may be materially adversely affected.

Man Loong’s customers may demand new services provided by Man Loong’s electronic trading platform. If Man Loongs fails to identify these demands from customers or update our services accordingly, any new services and products provided by its competitors may render its existing services and products less competitive. Man Loong is currently dependent upon a third party for the development of enhancements to its trading platform.  The software developer is not our employee and we cannot control the timing or amount of resources they devote to our programs.  Our future success will depend, in part, on Man Loong’s ability to respond to customers’ demands for new services and products on a timely and cost-effective basis and to adapt to address the increasingly sophisticated requirements and varied needs of our customers and prospective customers. We may not be successful in developing, introducing or marketing new services and products. In addition, Man Loong’s new service and product enhancements may not achieve market acceptance. Any failure on our part or Man Loong’s  to anticipate or respond adequately to customer requirements, or any significant delays in the development, introduction or availability of new services, products or service or product enhancements could have a material adverse effect on our business, financial condition and results of operations and cash flows.

We depend on our key personnel, the loss of whom would impair our ability to compete.

We and Man Loong are highly dependent on the employment services of Kee Yuen Choi, our Chief Executive Officer. The loss of Mr. Choi’s services could adversely affect us. We and Man Loong are also dependent on the other members of our management. The loss of the service of any of these persons could seriously harm our product development and commercialization efforts. In addition, research, product development and commercialization will require additional skilled personnel in areas such as software and electronic technical support, customer support and marketing and retention of personnel, particularly for employees with technical expertise, is uncertain. If we are unable to hire, train and retain a sufficient number of qualified employees, our ability to conduct and expand our business could be seriously reduced. The inability to retain and hire qualified personnel could also hinder the planned expansion of our business and may result in us relocating some or all of our operations.

Our Chief Executive Officer beneficially owns and controls a substantial portion of our outstanding common stock, which may limit your ability and the ability of our other stockholders, whether acting alone or together, to propose or direct the management or overall direction of our Company.

Mr. Choi, as our Chief Executive Officer and Chairman of our Board of Directors, and through his control of approximately 50% of our outstanding Common Stock, controls the Company and important matters relating to us.  As a result of his positions and his control of our common stock, Mr. Choi controls the outcome of all matters submitted to our shareholders for approval, including the election of our directors, our business strategy and our day-to-day operations.  In addition, Mr. Choi’s ownership of our Common Stock and control of the Company could discourage the acquisition of our Common Stock by potential investors and could have an anti-takeover effect, preventing a change in control of the Company and possibly depressing the trading price of our Common Stock.  There can be no assurance that conflicts of interest will not arise with respect to Mr. Choi’s ownership and control of the Company or that any conflicts will be resolved in a manner favorable to the other shareholders of the Company.

Man Loong’s operations will be dependent upon its ability to protect our intellectual property, which could be costly.

Our success will depend in part upon protecting any technology we or Man Loong uses or may develop from infringement, misappropriation, duplication and discovery, and avoiding infringement and misappropriation of third party rights. We intend to rely, in part, on a combination of patent and contract law to protect such technology in the United States and abroad. However, we or our licensor may in the future need to initiate lawsuits to protect or enforce our patents, which would be expensive and, if we or they lose, may cause us to lose some of our intellectual property rights, which would reduce our ability to compete in the market.

The risks and uncertainties that we face with respect to our patents and other proprietary rights include the following:

●	the pending patent applications we have filed or to which we have exclusive rights may not result in issued patents or may take longer than we expect to result in issued patents;
●	the claims of any patents which are issued may not provide meaningful protection;
●	we may not be able to develop additional proprietary technologies that are patentable;
●	the patents licensed or issued to us or our customers may not provide a competitive advantage;
●	other companies may challenge patents licensed or issued to us or our customers;
●	patents issued to other companies may harm our ability to do business;
●	other companies may independently develop similar or alternative technologies or duplicate our technologies; and
●	other companies may design around the technologies we have licensed or developed.

There can be no assurance that any of our patent applications or licensed patent applications will issue or that any patents that may issue will be valid and enforceable. We may not be successful in securing or maintaining proprietary patent protection for our products and technologies that we develop or license. In addition, our competitors may develop products similar to ours using methods and technologies that are beyond the scope of our intellectual property protection, which could reduce our anticipated sales. While some of our products have proprietary patent protection, a challenge to these patents can subject us to expensive litigation. Litigation concerning patents, other forms of intellectual property, and proprietary technology is becoming more widespread and can be protracted and expensive and distract management and other personnel from performing their duties.

We also rely upon trade secrets, unpatented proprietary know-how, and continuing technological innovation to develop a competitive position.   If these measures do not protect our rights, third parties could use our technology, and our ability to compete in the market would be reduced. In addition, employees, consultants and others who participate in the development of our products may breach their agreements with us regarding our intellectual property, and we may not have adequate remedies for the breach. We also may not be able to effectively protect our intellectual property rights in some foreign countries and our trade secrets may become known through other means not currently foreseen by us. We cannot assure you that others will not independently develop substantially equivalent proprietary technology and techniques or otherwise gain access to our trade secrets and technology, or that we can adequately protect our trade secrets and technology.

Additionally, in order to protect or enforce our patent rights, we may initiate patent litigation against third parties, such as infringement suits or interference proceedings. Litigation may be necessary to:

●	assert claims of infringement;
●	enforce our patents;
●	protect our trade secrets or know-how; or
●	determine the enforceability, scope and validity of the proprietary rights of others.

Lawsuits could be expensive, take significant time and divert management’s attention from other business concerns. They would put our licensed patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing. We may also provoke third parties to assert claims against us. Patent law relating to the scope of claims in the technology fields in which we operate is still evolving and, consequently, patent positions in our industry are generally uncertain. If initiated, we cannot assure you that we would prevail in any of these suits or that the damages or other remedies awarded, if any, would be commercially valuable. During the course of these suits, there could be public announcements of the results of hearings, motions and other interim proceedings or developments in the litigation. If securities analysts or investors were to perceive any of these results to be negative, our stock price could decline.

We may incur substantial liabilities and may be required to limit commercialization of our electronic trading platform in response to product liability lawsuits.

We or Man Loong could be the subject of complaints or litigation from customers alleging product quality or operational concerns. Litigation or adverse publicity resulting from these allegations could materially and adversely affect our business, regardless of whether the allegations are valid or whether we are liable. Neither we nor Man Loong currently  have product liability insurance coverage, and even if there was such coverage, there would be no assurance that such coverage would be sufficient to properly protect us. Further, claims of this type, whether substantiated or not, may divert our financial and management resources from revenue generating activities and the business operation.

We are an “emerging growth company,” and any decision on our part to comply with certain reduced disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act enacted in April 2012, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could remain an emerging growth company until the earliest of : (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii)  the last day of our fiscal year following the fifth anniversary of the date of our first sale of common equity securities pursuant to an effective registration statement; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer.  We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and our stock price may be more volatile.

Under Section 107(b) of the Jumpstart Our Business Startups Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

As a result of our becoming a public company, we will become subject to additional reporting and corporate governance requirements that will require additional management time, resources and expense.

In connection with this filing, we will become obligated to file with the U.S. Securities and Exchange Commission annual and quarterly information and other reports that are specified in the U.S. Securities Exchange Act of 1934. We will also become subject to other reporting and corporate governance requirements under the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, all of which will impose significant compliance and reporting obligations upon us.

Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

As a newly public reporting company, we will be in a continuing process of developing, establishing, and maintaining internal controls and procedures that will allow our management to report on, and our independent registered public accounting firm to attest to, our internal controls over financial reporting if and when required to do so under Section 404 of the Sarbanes-Oxley Act of 2002. Our independent registered public accounting firm is not required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an emerging growth company. Our management will be required to report on our internal controls over financial reporting under Section 404 commencing in fiscal year 2015. If we fail to achieve and maintain the adequacy of our internal controls, we would not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating. Moreover, our testing, or the subsequent testing by our independent registered public accounting firm, that must be performed may reveal other material weaknesses or that the material weaknesses described above have not been fully remediated. If we do not remediate the material weaknesses described above, or if other material weaknesses are identified or we are not able to comply with the requirements of Section 404 in a timely manner, our reported financial results could be materially misstated or could subsequently require restatement, we could receive an adverse opinion regarding our internal controls over financial reporting from our independent registered public accounting firm and we could be subject to investigations or sanctions by regulatory authorities, which would require additional financial and management resources, and the market price of our stock could decline.

Future sales of our common stock by our existing shareholders could cause our stock price to decline.

The Company will have a significant number of restricted shares that will become eligible for sale shortly after this registration statement is declared effective. We currently have 51,260,000 shares of our common stock outstanding, all of which are restricted securities. Of such amount, the shares being registered herein will be eligible for sale immediately upon the effectiveness of this registration statement. All of the remaining shares will be eligible for resale under Rule 144 within ninety days of us being a reporting company under Section 13 or 15 of the Securities Exchange Act of 1934 (the “Exchange Act”), subject to certain restrictions.  It is conceivable that following the holding period, many shareholders may wish to sell some or all of their shares. If our shareholders sell substantial amounts of our common stock in the public market at the same time, the market price of our common stock could decrease significantly due to an imbalance in the supply and demand of our common stock. Even if they do not actually sell the stock, the perception in the public market that our shareholders might sell significant shares of our common stock could also depress the market price of our common stock.

A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities, and may cause you to lose part or all of your investment in our shares of common stock.

Shareholders purchasing shares in this offering do not have pre-emptive rights, which will cause them to experience dilution if we issue additional securities.

At any time or times after this offering, we may issue and sell additional shares of our authorized but previously unissued shares of common stock, preferred stock, or common stock warrants on such terms and conditions as our Board of Directors, in its sole discretion, may determine without consent of our shareholders. Our shareholders do not have pre-emptive rights to acquire additional shares should we in the future issue or sell additional securities. Thus, we are not required to offer any existing shareholder the right to purchase his or her pro rata portion of any future issuance of securities and, therefore, upon the issuance of any additional securities by us hereafter, our shareholders will not be able to maintain their then existing pro rata ownership in our outstanding shares of common stock, preferred stock, or common stock warrants without additional purchases of securities at the price then set internally by us.

In the event of a breach of law by us or a breach of a contractual obligation our shareholders will have little or no recourse because all of our assets, as well as our officers and directors, are located in Hong Kong.

Investors in our Company will have little recourse in the event of a breach of law or contractual obligation that has an adverse effect upon our operations because of the inherent difficulties in enforcing their rights since all of our assets are located in Hong Kong. Inasmuch as our officers and directors reside outside of the United States, investors located in the United States may have difficulty enforcing their rights against such person if he were to breach his duties. In addition, it may not be possible to effect service of process in Hong Kong and uncertainty exists as to whether the courts in Hong Kong would recognize or enforce judgments of U.S. courts obtained against our officers and directors predicated on the civil liability provisions of the securities laws of the U.S. or any state thereof, or to be competent to hear original actions brought in Hong Kong against us or such person predicated upon the securities laws of the United States or any state thereof.

We do not expect to pay dividends on our common stock in the foreseeable future.

Although Man Loong has paid dividends to its private stockholders in the past, we do not expect to pay dividends on common stock for the foreseeable future, and we may never pay dividends.  Consequently, the only opportunity for investors to achieve a return on their investment may be if a trading market develops and investors are able to sell their shares for a profit or if our business is sold at a price that enables investors to recognize a profit. We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends for the foreseeable future. Our payment of any future dividends will be at the discretion of our Board of Directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. In addition, our ability to pay dividends on our common stock may be limited by state law. Accordingly, we cannot assure investors any return on their investment, other than in connection with a sale of their shares or a sale of our business. At the present time there is a limited trading market for our shares. Therefore, holders of our securities may be unable to sell them. We cannot assure investors that an active trading market will develop or that any third party will offer to purchase our business on acceptable terms and at a price that would enable our investors to recognize a profit.

Our lack of an independent audit committee and audit committee financial expert at this time may hinder our board of directors’ effectiveness in fulfilling the functions of the audit committee without undue influence from management and until we establish such committee will prevent us from obtaining a listing on a national securities exchange.

Although our common stock is not listed on any national securities exchange, for purposes of independence we use the definition of independence applied by NASDAQ. Currently, we have no independent audit committee. Our full board of directors functions as our audit committee and is comprised of five directors, three of whom are considered to be "independent" in accordance with the requirements set forth in NASDAQ Listing Rule 5605(a)(2). An independent audit committee plays a crucial role in the corporate governance process, assessing our Company's processes relating to our risks and control environment, overseeing financial reporting, and evaluating internal and independent audit processes. The lack of an independent audit committee may prevent the board of directors from being independent from management in its judgments and decisions and its ability to pursue the responsibilities of an audit committee without undue influence. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified, independent directors, the management of our business could be compromised.. An independent audit committee is required for listing on any national securities exchange, therefore until such time as we have an independent audit committee we will be ineligible for listing on any national securities exchange.

Our board of directors acts as our compensation committee, which presents the risk that compensation and benefits paid to those executive officers who are board members and other officers may not be commensurate with our financial performance.

A compensation committee consisting of independent directors is a safeguard against self-dealing by company executives. Our board of directors acts as the compensation committee and determines the compensation and benefits of our executive officers, administers our employee stock and benefit plans, and reviews policies relating to the compensation and benefits of our employees. Our lack of an independent compensation committee presents the risk that our executive officer on the board may have influence over his personal compensation and benefits levels that may not be commensurate with our financial performance.

Limitations on director and officer liability and indemnification of our Company’s officers and directors by us may discourage stockholders from bringing suit against an officer or director.

Our Company’s certificate of incorporation and bylaws provide, with certain exceptions as permitted by governing state law, that a director or officer shall not be personally liable to us or our stockholders for breach of fiduciary duty as a director or officer, except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends. These provisions may discourage stockholders from bringing suit against a director or officer for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director or officer.

We are responsible for the indemnification of our officers and directors.

Should our officers and/or directors require us to contribute to their defense, we may be required to spend significant amounts of our capital. Our certificate of incorporation and bylaws also provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of our Company. This indemnification policy could result in substantial expenditures, which we may be unable to recoup. If these expenditures are significant, or involve issues which result in significant liability for our key personnel, we may be unable to continue operating as a going concern.

Our common stock may be thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Prior to this offering, you could not buy or sell our common stock publicly. We cannot predict the extent to which investors’ interests will lead to an active trading market for our common stock or whether the market price of our common stock will be volatile following this offering. If an active trading market does not develop, investors may have difficulty selling any of our common stock that they buy. There may be limited market activity in our stock and we are likely to be too small to attract the interest of many brokerage firms and analysts. We cannot give you any assurance that a public trading market for our common stock will develop or be sustained. If we trade on OTC markets, the trading volume we will develop may be limited by the fact that many major institutional investment funds, including mutual funds as well as individual investors, follow a policy of not investing in OTC stocks and certain major brokerage firms restrict their brokers from recommending OTC stocks because they are considered speculative, volatile, thinly traded and the market price of the common stock may not accurately reflect the underlying value of our Company. The market price of our common stock could be subject to wide fluctuations in response to quarterly variations in our revenues and operating expenses, announcements of new products or services by us, significant sales of our common stock, including “short” sales, the operating and stock price performance of other companies that investors may deem comparable to us, and news reports relating to trends in our markets or general economic conditions.

The application of the “penny stock” rules to our common stock could limit the trading and liquidity of the common stock, adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

As long as the trading price of our common stock is below $5 per share, the open-market trading of our common stock will be subject to the “penny stock” rules, unless we otherwise qualify for an exemption from the “penny stock” definition. The “penny stock” rules impose additional sales practice requirements on certain broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). These regulations, if they apply, require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations may have the effect of limiting the trading activity of our common stock, reducing the liquidity of an investment in our common stock and increasing the transaction costs for sales and purchases of our common stock as compared to other securities. The stock market in general and the market prices for penny stock companies in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance. Stockholders should be aware that, according to Securities and Exchange Commission (“SEC”) Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include: (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. The occurrence of these patterns or practices could increase the volatility of our share price.

We may not be able to attract the attention of major brokerage firms, which could have a material adverse impact on the market value of our common stock.

The trading market for our common stock will rely in part on the research and reports that equity research analysts publish about us and our business. We do not control these analysts. However, security analysts of major brokerage firms may not provide coverage of our common stock since there is no incentive to brokerage firms to recommend the purchase of our common stock, which may adversely affect the market price of our common stock. If equity research analysts do provide research coverage of our common stock, the price of our common stock could decline if one or more of these analysts downgrade our common stock or if they issue other unfavorable commentary about us or our business. If one or more of these analysts ceases coverage of our company, we could lose visibility in the market, which in turn could cause our stock price to decline.

RISKS RELATED TO REGULATION

Litigation and regulatory investigations may result in significant financial losses and harm to our reputation.

We face significant risk of litigation, regulatory investigations and similar actions in the ordinary course of our business, including the risk of lawsuits and other legal actions relating to unauthorized transactions, error transactions, breach of data privacy laws, breach of fiduciary or other duties. Any such action may include claims for substantial or unspecified compensatory damages, as well as civil, regulatory or criminal proceedings against our directors, officers or employees, and the probability and amount of liability, if any, any remain unknown for significant periods of time. We may be also subject to various regulatory inquiries, such as information requests and book and records examinations, from regulators and other authorities in the geographical markets in which we operate.

A substantial liability arising from a law suit judgment or a significant regulatory action against us or a disruption in our business arising from adverse adjudications in proceedings against our directors, officers or employees could have a material adverse effect on our business, financial condition and results or operations. Moreover, even if we ultimately prevail in the litigation, regulatory action or investigation, we could suffer significant harm to our reputation, which could materially affect our prospects and future growth, including our ability to attract new customers, retain current customers and recruit and retain employees and agents.

Compliance with rules and regulations in our geographical markets could have a material adverse effect on our business, financial condition and results of operation.

As a data user we and Man Loong are prohibited from doing or engaging in any practice that contravenes the data privacy laws, rules and regulations that regulate the use of customer data in the markets in which we or Man Loong are engaged. In Hong Kong, Man Loong is governed by the Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong) Compliance with these laws, rules and regulations may restrict Man Loong’sbusiness activities, require us to incur increased expenses and devote considerable time to compliance efforts.

In addition, we or Man Loong  may also be required to qualify to do business in certain foreign countries where we have customers residing. We and Man Loong are required to comply with the laws and regulations of each country in which we conduct business, including laws and regulations currently in place or which may be enacted related to Internet services available to their citizens from service providers located elsewhere. Any failure to develop effective compliance and reporting systems could result in regulatory penalties in the applicable jurisdiction, which could have a material adverse effect on our business, financial condition and results of operations and cash flows.

Presently all transactions for spot contracts on gold and silver are executed and completed over Man Loong’selectronic trading platform or telephone transaction system located in Hong Kong although its customers may not reside in Hong Kong. Agents and their customers may access Man Loong’s electronic trading platform via the Internet from anywhere in the world, but all instructions are first communicated to Man Loong and then the resulting trade is executed in Hong Kong. The acceptance of a customer order by Internet in a jurisdiction other than Hong Kong may require Man Loong to comply with the laws of that jurisdiction and failure to comply may have a material negative impact on our financial condition and business results.

Without local PRC registration, licensing or authorization, we may be subject to possible enforcement action and sanction for our operations in the PRC if our operations are deemed to have violated PRC regulations.

When permitted, we promote our services to customers outside of Hong Kong, including to customers in China where our industry is regulated. The regulatory rules and procedures for engaging in our business in China are complex and are not as clear as those in many other jurisdictions and so we have not sought licensing from PRC government authorities to conduct business operations in China. We do work with third party agents to promote and introduce our services to individuals and businesses in China and we accept them as customers via our website. Our PRC legal counsel has advised us that our activities in China are in compliance with PRC law because such activities are purely promotional and never involve the conduct of any business transactions in China. We cannot assure you that PRC rules and regulations will not change such that we can no longer engage in such promotional activities or offer our precious metals trading services to PRC residents online. In such case, we may be subject to fines, penalties, or sanctions or may be required to cease such offerings to PRC residents all together. These restrictions may limit our ability to increase revenues and would have a material adverse effect on our results of operations.

If Man Loong were to fail to comply with the requirements of the CGSE (Chinese Gold & Silver Exchange Society), Man Loong  could lose our ability to process client trades, which would have an adverse material effect on our revenues, business and financial condition.

Man Loong must comply with the minimum working capital and other requirements of the CGSE to continue our present business operations as an officially designated electronics trading member of the CGSE, a self-regulatory organization registered in Hong Kong.  If we were to fall out of compliance with the CGSE’s requirements for its members, Man Loong could lose its ability to facilitate any trades of gold, silver and other precious metals for clients, and potentially lose its membership in the CGSE, all of which would have an adverse material effect on our revenues, business and financial condition. The constitution of the CGSE requires its members to have a minimum working capital, defined as cash plus precious metals, of approximately $193,000 and minimum required assets of $643,000. The CGSE also requires its members to submit a quarterly liquidity capital report, in order to ensure that the bank balances exceed or equal the balance of customer deposits, as well as comply with a code of conduct which is established by CGSE. As of March 31, 2012 and 2011, Man Loong was in compliance with these requirements, with $1.7 million and $.2 million in cash, respectively, and $2.2 million and $2.3 million, respectively, in total assets.

Our growth may be limited by various restrictions and we remain at risk that we may be required to cease operations if we become subject to regulation by local government bodies.

We currently have only a limited presence in a number of significant markets and may not be able to gain a significant presence there unless and until regulatory barriers to international firms in certain of those markets are modified. Consequently, we cannot assure you that our international expansion will continue and that we will be able to develop our business in emerging markets as we currently plan. Furthermore, we may be subject to possible enforcement action and sanction if we are determined to have previously offered, or currently offer, our services in violation of local government’s regulations. In these circumstances, we are exposed to sanction by local enforcement agencies and our contracts with customers may be unenforceable. We may also be required to cease the conduct of our business with customers in the relevant jurisdiction and/or we may determine that compliance with the regulatory requirements for continuance of the business is too onerous to justify making the necessary changes to continue that business.

Procedures and requirements of the patriot act may expose us to significant costs or penalties.

As participants in the financial services industry, we are, and our subsidiaries are, subject to laws and regulations, including the Patriot Act of 2001, that require that we know our customers and monitor transactions for suspicious financial activities. The cost of complying with the Patriot Act and related laws and regulations is significant. We face the risk that our policies, procedures, technology and personnel directed toward complying with the Patriot Act are insufficient and that we could be subject to significant criminal and civil penalties due to noncompliance. Such penalties could have a material adverse effect on our business, financial condition and results of operations and cash flows. In addition, as an online financial services provider with customers worldwide, we may face particular difficulties in identifying our customers and monitoring their activities.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the Selling Stockholders pursuant to this prospectus. All proceeds from the sale of the shares will be for the account of the Selling Stock holders.

BUSINESS

History

Since April 3, 2013, through our subsidiary, Man Loong, we have been engaged in the precious metals trading business, providing precious metals spot contract to clients for gold and silver trading, via a 24-hour electronic trading platform which we license from True Technology located in Hong Kong.  In facilitating trades of these precious metals, Man Loong acts in its capacity as an officially designated electronics trading member of the Chinese Gold and Silver Exchange Society, or the “CGSE”, in Hong Kong.  Man Loong holds a Type AA License which authorizes us to engage in the electronic trading of Kilo Gold and Loco London Gold and Silver.  The electronic trading platform that Man Loong licenses from True Technology provides its customers with CGSE price quotations on gold and silver spot contracts, on a Loco London basis, as well as information updates on the gold and silver market, based on an evaluation of third-party market pricing sources such as Reuters or Bloomberg.  Man Loong’s client base is primarily in Hong Kong where it has one office and maintain its trading platforms and in China where it works through various independent sales agents.

Man Loong’s membership in the CGSE allows it to facilitate trades on behalf of nonmembers who executes trades to buy and/or  sell gold and/or  silver spot contracts without its  being required to become  a counterparty to the trade or to purchase or sell any  gold or silver being traded as a principal.  Man Loong receives a brokerage commission per trade ranging from $20 to $40  regardless of the purchase price paid or received  for the gold or silver traded and its clients assume the sole responsibility for settlement of the purchase price of the gold or silver traded and for any resulting gain or loss recognized on those trades.  Substantially all of Man Loong’s revenue is derived from the commission it receives on each trade executed through our electronic trade platform or telephone transaction system.

For our fiscal years ended March 31, 2011 and 2012, Man Loong’s revenue was approximately $2.6 million and $2.0 million, respectively and Man Loong’s net income was $1.2 million and $0.25 million, respectively.  For the nine months ended December 31, 2012 and 2011, Man Loong’s revenue was $858,434 and $1,751,153, respectively and it had a   net loss of ($453,127) for the nine months ended December 31, 2012 and net income of $421,474 for the nine months ended December 31, 2011.

Our principal executive offices are located at 80 Broad Street, New York, New York 10004.  The telephone number at our principal executive offices is (212) 837-7858.  Man Loong’s principal offices are located at 8/F, Tower 5, China Hong Kong City, 33 Canton Road, Tsim Sha Tsui, Hong Kong. The telephone number at Man Loong’s principal executive office is +852-2155-3999. All Man Loong’s transactions and the technologies, including the servers that carry out these transactions, are all executed and located in Hong Kong.

Our Corporate History and Background

We were incorporated under the laws of the State of Delaware on January 28, 2013.  We were initially formed to develop software for use in on-line trading of gold and silver contracts.  Since the acquisition of Man Loong, our business development focus has been, and will continue to be, solely on increasing Man Loong’s market share for the on-line trading of gold and silver spot contracts within the Hong Kong market while developing Man Loong’s business model for the on-line trading of gold and silver spot contracts by Man Loong in the People’s Republic of China.

Acquisition of Man Loong

On April 3, 2013, we entered into a Contribution Agreement with the shareholders of Man Loong, whereby we acquired 100% of the issued and outstanding capital stock of Man Loong from its shareholders, in exchange for 50,760,000 newly issued shares of our common stock, par value $0.0001.  After the transaction Man Loong became our wholly owned subsidiary.

As a result of the acquisition, we have assumed the business and operations of Man Loong Man Loong Bullion which was incorporated in 1974 in Hong Kong and was re-registered in 2009 under Hong Kong law as a limited liability company, to facilitate the trading of precious metals spot contracts. Man Loong initially provided an electronic trading platform that offered one-stop electronic trading in Hong Kong, and expanded its services in 2010 to include the trading for its clients, and not as principal, of gold and silver spot contracts in China.

The acquisition of Man Loong for accounting purposes was treated as a reverse merger, with eBullion acquiring 100% of the outstanding common stock of Man Loong in exchange for 50,7600,000 newly issued shares of our common stock, par value $.0001. Unless the context suggests otherwise, when we refer in this prospectus to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Man Loong Bullion For accounting purposes, the reverse merger of eBullion, Inc. (Delaware U.S.) with Man Loong Bullion has been treated as a recapitalization with no adjustment to the historical book and tax basis of either companies’ assets and liabilities.

Our Corporate Structure

All of our business operations are conducted through our Hong Kong operating subsidiary, Man Loong.  For ease of reference, below is a chart that presents our current corporate structure.

Our principal executive offices are located at 80 Broad Street, New York, New York 10004.   Man Loong’s principal offices are located at 8/F, Tower 5, China Hong Kong City, 33 Canton Road, Tsim Sha Tsui, Hong Kong. The telephone number at our principal executive office is +852-2155-3999. All our transactions and the technologies, including the servers that carry out these transactions, are all executed and located in Hong Kong.

Our Industry

In the past, investors have focused on increasing wealth through investment in stock, however, the recent turmoil in global financial markets resulted in increased interest in the precious metals market, particularly the market for gold and silver, as a means of preserving or enhancing wealth.

The Market for Gold

Investors have generally acquired gold as a hedge against economic, political, or social currency crises (including investment market declines, national debt, currency failure, inflation, war and social unrest). Throughout history gold has been used as a standard for currency equivalents specific to economic regions or countries. The London gold fixing, a twice-daily telephone conference of five bullion-trading firms of the London bullion market, has since 1919 set the most common benchmark for the price of gold. Gold is also traded throughout the world based on the intra-day spot price, a price derived from over-the-counter international gold-trading markets Although the price of gold is driven by supply and demand, as well as by speculation as is the case with most commodities, the saving and disposal of gold plays a larger role in affecting its price than its actual consumption. Most of the gold ever mined still exists in accessible form, such as bullion and mass-produced jewelry, with little value over its fine weight, and may be reintroduced onto the gold market.

The Market for Silver

Silver has been regarded as a form of money and store of value for more than four thousand years.  Like gold and other precious metals, silver has been acquired for investment purposes. In 2012, the main demand resulted from industrial applications, jewelry, bullion coins and exchange-traded products. Like most commodities, the price of silver is driven by supply and demand as well as speculation. Compared to gold, the silver price is notoriously volatile as a result of lower market liquidity, and demand fluctuations between industrial and other uses. These fluctuations can cause wide ranging valuations in the silver market.

The gold/silver ratio is often analyzed by traders, investors and buyers; the average gold/silver ratio during the 20th century has been 1:47, which means that 1 troy ounce of gold would buy 47 troy ounces of silver. The lower the ratio/number, the more expensive silver is compared to gold. Conversely the higher the ratio/number, the cheaper silver is compared to gold.

Chinese Gold and Silver Trading Society

There is currently no requirement to register and/or obtain licenses to trade spot contracts of gold and silver with any regulatory body in Hong Kong and the trading of spot contracts on gold and silver in Hong Kong is an unregulated industry. Although not required to,  Man Loong has voluntarily registered with the Chinese Gold and Silver Exchange Society, (“CGSE”), a registered self-regulatory society in Hong Kong which also acts as an exchange for gold and silver.  The CGSE has been in existence since 1910 and has 192 members, of which are engaged in electronic trading transactions. The CGSE has the following mission:

To provide a trading place, facilities and related services to its members for gold, silver and precious metals transactions

●	To establish and implement rules and regulations, and to normalize transactions;

●	To supervise transaction processes, settlements and delivery arrangements;

●	To design trading contracts and regulations, and monitor the fulfillment and completion of contracts;

●	To establish and implement a risk management system to control risk in the market;

●	To establish settlement prices, and announce and disseminate market information; and

●	To supervise and examine all transactions, and to execute punishment if the act of any members violates CGSE rules and regulations.

The CGSE’s Executive and Supervisory Committees are the highest decision-making authority and are responsible for implementing CGSE policies, effecting development plans and monitoring their effectiveness. All CGSE members must conduct themselves in accordance with a code of conduct which is regulated by CGSE. The CGSE’s constitution limits CGSE membership to 192 members, all of whom must have a minimum required working capital, defined as cash plus precious metals, of approximately $193,000 and minimum required assets of $643,000. The CGSE requires its members to submit a quarterly liquidity capital report, in order to ensure that the bank balances exceed or equal the balance of customer deposits. Man Loong was in compliance with these requirements as of March 31, 2012.

As of December 31, 2012, Man Loong had $737,043 in cash and $1.3 million in total assets.  As of March 31, 2012 and 2011, Man Loong had $1.7 million and $.2 million in cash, respectively, and $2.2 million and $2.3 million, respectively, in total assets.

Applicants to the CGSE must apply for and/or purchase membership and licensing from the CGSE or from existing members, and the CGSE has the power to suspend and/or revoke membership for breach of its rules and regulations. There are 5 categories of CGSE operation status (AA, A1, A2, B and C) that permit the member to deal with various CGSE gold and silver products. Man Loong currently hold the following CGSE licenses:

Licenses	Issuing Authority	Effective Date	Expiration/Term

London Gold and Silver Trading License (AA)	CGSE	January 2010	N/A

The CGSE has two trading methods for participating members: the open outcry method, and since March 2008, electronic trading. Substantially all of our transactions are conducted through our electronic trading platform which is hosted in our offices in Hong Kong and is directly connected to the CGSE electronic trading platform. The open outcry method is used in most major futures markets and describes the conduct of floor traders who call out buying and selling prices in Cantonese in the trading hall and supplements such calls with hand signals. When a transaction is complete, the seller must complete a trading note within 15 minutes and hand it to the buyer for confirmation. Thereafter, the trading note is submitted to the CGSE Settlement Department and the transaction is registered. "99 Tael Gold Contracts" and "Kilo Gold Contracts" are traded with the open outcry method.

The following contracts for 100oz / 10oz Loco London Gold, 2500oz / 250oz Loco London Silver and Kilo Gold RMB are traded with the electronic trading system:

100 Ounces Loco London Gold Contract
Fineness:	995 or up
Basic Trading Unit:	100 ounces
Price unit:	US/Ounces
Minimum Price Fluctuation:	USD0.10/ounces
10 Ounces Loco London Gold Contract
Fineness:	995 or up
Basic Trading Unit:	10 ounces
Price unit:	US/Ounces
Minimum Price Fluctuation:	USD0.10/ounces
2500 Ounces Loco London Silver Contract
Fineness:	9999 or up
Basic Trading Unit:	2500 ounces
Price unit:	US/Ounces
Minimum Price Fluctuation:	USD0.01 per ounce
250 Ounces Loco London Silver Contract
Fineness:	9999 or up
Basic Trading Unit:	500 ounces
Price unit:	US/Ounces
Minimum Price Fluctuation:	USD0.01 per ounce
Kilo Gold RMB Contract
Fineness:	9999 or up
Basic Trading Unit:	1 KG or 1000 Gram
Price unit:	RMB/Gram
Minimum Price Fluctuation:	RMB0.01 per gram

Trading hours for the CGSE electronic trading platform begin at 8:00 a.m. and end at 3:30 a.m. on the following day, Hong Kong time, and electronic trading lasts 19.5 hours. The CGSE also assigns a unique “Contract Transaction Code” to every contract traded on its electronic-trading platform. The assigned Contract Transaction Code protects customer interests and provides transaction transparency by allowing customers to review their transaction details on the CGSE‘s website.

Industry Terminology

Throughout this report, we may use the following gold and silver industry terminology:

●
“Loco London Basis” refers to the method of trading used by the Loco London Gold Market in Hong Kong, which is modeled on the London Gold Spot Market. Dealers usually quote their own books, and deal with the investors as principal. Loco London Gold is traded and quoted against US dollars and the minimum size for one contract is 100 ounces.

●
“Loco London Spot Price” refers to the basis for virtually all transactions in gold and silver in London. It is a quotation made by dealers based on US dollars per fine troy ounce for gold and US dollars per troy ounce for silver. Settlement and delivery for both metals is in two full business days in London after the day of the deal. From this basis price, dealers can offer material of varying fineness, bar size or form - for example, grain - at premiums to cover the costs of producing smaller, exact weight bars, or bars of a fineness above the 995 fine minimum.

●
“Troy Ounce” refers to the trading unit for gold and silver. Gold is traded in per fine troy ounce and silver is traded in per troy ounce. In the case of gold, the unit represents pure gold irrespective of the purity of a particular bar, whereas for silver it represents one ounce of material of which a minimum of 999 parts in every 1,000 will be silver. One troy ounce is equal to 1.10 ounces.

Our Growth Strategy

We believe that the precious metals market creates a significant growth opportunity on which we intend to capitalize by utilizing the following strategies:

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Improved Customer service and trading platform capabilities. We believe that in order to compete effectively in our product market, we must constantly improve the quality of our customer service and improved trading platform capabilities demanded by customers and driven by technological change.  Mna Loonghas established a strong team of IT specialist to ensure that the trading platform functions without disruption and error. Man Loong has entered into licensing agreements with an affiliated company engaged in hosting its servers and the development and enhancement of its trading platform which allows Man Loong to continually improve the functionality of the trading platform in response to customer demands.  In Man Loong’s offices in Hong Kong we provide a 115 workstation trading floor where customers can access our trading platform to execute trades and obtain research information on precious metals prices and price trends.

●
Brand Recognition. We also plan on developing our brand recognition. In addition to providing high quality products and effective 24-hour access to the bullion market through Man Loong’s electronic trading platform, we believe that in order to promote our brand recognition, strengthen the management of our distribution network and improve our sales revenue and market share, we will also need to continue expanding our sales channels in Hong Kong, China, Singapore and Vietnam With adequate funding, we plan to acquire a number of local and overseas foreign exchange providers as well as precious metals and commodities brokers that can complement our strengths in services, integration, and implementation. We expect that this strategy will result in expanding our services to a wider customer base.

Our Products, Services and Customers

Through our subsidiary, Man Loong, we are a recognized electronics trading member of the Chinese Gold and Silver Exchange Society, or the CGSE, in Hong Kong, and hold a Type AA License which authorizes Man Loong to engage in the electronic trading of Kilo Gold and Loco London Gold and Silver. Man Loong provides precious metals spot contract trading services via our 24-hour electronic trading platform in Hong Kong. Man Loong’s trading platform provides our customers with price quotations on gold and silver spot contracts, on a Loco London Basis, as well as information updates on the gold and silver market.

Recently, all of Man Loong’s revenue is derived from commissions that Mna Loong earns facilitating trades for which Mn Loonghas no risk.   Although in the past Mna Loong has been a counterparty for certain limited trading activity, it no longer is a counter party for trades entered through our trading platforms, and instead, it contracts with agents who pay Man Loong a fixed commission on each precious metal spot contract trade that their customers execute through our on-line trading platform.  Man Loong’sgent’s and their customers have the sole responsibility for settlement of the price of the gold or silver contracts traded and for the gain or loss on those trades.

A spot contract is a contract to buy or sell a commodity (i.e. gold/silver) on the transaction date at the spot price. This is distinguished from a forward contract where contract terms are agreed now but delivery and payment will occur at a future date, and from a swap contract, where counterparties exchange cash flows of one party’s financial instrument for those of the other party’s financial instrument. Substantially all of Mna Loong’s past revenue has been derived from the commission Man Loong earns to execute trades for third parties who are not members of the CGSE and we expect that all of our future revenue will be derived from commissions.

Our Electronic Trading Services

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Customers use the electronic trading platform that Man Loong licenses from True Technology to place their purchase and sale of spot contracts on gold and silver online. This user interface is inter-connected with a number of proxy servers and a price server which retains all pricing data feed and formulates from a spectrum of third party market pricing sources (such as M-Finance and Bloomberg). Man Loong’s customer instructions with respect to their contracts then route through the proxy servers and execute through our trading servers, and all trading instructions are archived in our trading database. Man Loong’s licensed electronic trading platform offers a speedy, 24-hour trading channel, allowing customers to acquire and/or dispose their spot contract of precious metals anytime anywhere. Man Loong’s electronic trading platform was developed in partnership with, and is operated and maintained by our affiliate and developer of the platform, True Technology.

●
True Technology is an IT services provider owned by Mr. Choi, our Chief Executive Officer and a stockholder and Mr Wong, a director and a stockholder. The Company pays True Technology, a monthly flat fee for the license of the trading platform which has been customized to our specifications.  On May 27, 2011, Man Loong entered into an agreement with True Technology Company Limited for the provision of hosting services by True Technology Company Limited for a monthly fee of $12,900.  On April 1, 2013, Man Loong entered into a new agreement with True Technology Company Limited for the provision of hosting services until March 31, 2015 for a monthly fee of approximately $3,900.  The hosting services include physical space to house a computer system owned by True Technology Company Limited and a connection of Man Loong’s server to the internet using True Technology Company Limited’s public network connections.  The agreement is subject to termination by True Technology Company Limited at any time upon provision of written notice. For the year ended March 31, 2013 and 2012, Man Loong paid True Technology $154,297 for the use of the platform.

To mitigate the risk of trading disruptions, Man Loong has a mirror server setup in a secured server room in its headquarters office in Hong Kong.   The mirror server has the same trading software installed as the production server.  If there are any network problems with the production server, the network connection will be switched to mirror server to minimize, if not avoid entirely any downtime of the trading systems.  In addition, Man Loong has two IT specialists and one operations manager to continuously monitor the server status and ensure the resumption of operations should it ever become necessary.

Unlike other traditional precious metals providers, Man Loong’s electronic trading platform offers other services including real-time spot price quotations as well as updates on global market information. In September, 2012 Man Loong released its smart phone trading system. In February, 2013 Man Loong released its English language trading platform.  We believe that these additional ways of accessing our services will retain existing agents and their customers as well as attract new agents and customers with diverse needs. The table below describes some of Man Loong’s average customer purchases of gold and silver spot contracts on a Loco London Basis:

Product	Loco London Gold*	Loco London Silver*
Contract Size (one lot)	100 ounces	2500 ounces
Minimum price fluctuation	US$0.1	US$0.01
Minimum and maximum trading volume for each order	Minimum: 0.1 lot	Minimum: 0.1 lot
	Maximum: 100 lots	Maximum: 100 lots
Spread Under normal market conditions)	US$0.5	US$0.04
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*A “London Good Delivery” gold bar, which is the market standard, must have a minimum fineness of 995.0 and a gold content of between 350 and 430 fine ounces with the bar weight expressed in multiples of 0.025 of an ounce - the smallest weight used in the market. Gold bars are generally close to 400 ounces or 12.5 kilograms. A London Good Delivery silver bar must have a minimum fineness of 999 and a recommended weight between 750 and 1,100 ounces, although bars between 500 and 1,250 ounces will be accepted. Silver bars generally weigh around 1,000 ounces.

Man Loong uses its best efforts to ensure that all transactions are open and fair to all of its customers and all our transaction prices are recognized and verified by the CGSE, within 30 minutes of executing such transaction. All of Man Loong’s revenue from its electronic trading platform trading spot contracts of precious metals is derived from commissions charged per trades executed.

Telephone Ordering System

To accommodate a limited number of clients who prefer the traditional method of placing orders by telephone, Man Loong provides the following service and procedures:

1.	Client calls in its office trade line, and will be notified that the conversation will be recorded for trade record.

2.	Client MUST provide login ID and password for verification.

3.	Man Loong’s trading specialist provides the latest spot quote for Gold and Silver.

4.
Client places an order based on the spot quote provided in step (3), client must confirm the order verbally by saying “Yes the trade is confirmed”.  Confirmation is recorded and trading specialist places the order into the trading systems.

5.	Trading systems executes the trade and receives confirmation code from Gold and Silver Exchange. Confirmation code will be updated automatically in customer’s account statement.

6.	Phone order completed.

Sales and Marketing

In today’s competitive environment, we believe that companies must strategically position themselves to increase revenue using a variety of media. As the internet has become the primary information medium, Man Loong’s website is its main sales and marketing tool. In addition to its expertise in technology, Mna Loong has employed a team of seasoned marketing staff to update and maintain our website, which is readily available to access from major search engines. Man Loong’smarketing team also designs on-line promotions that are intended to increase the volume of trade and frequency of visits by targeted groups of customers.

Man Loong also has engaged various individual agents as representatives to promote its product and services and to provide customer support. These agents are compensated with fixed monthly fee with additional fees paid depending on call and trade volumes.

Man Loongalso regularly conduct seminars in various cities such as Hong Kong, Shenzhen and Guangzhou to meet with customers directly. In August, 2012, we organized a precious metals trading training course in Shanghai and Guangzhou.  Customers and potential customers who completed the course received certification as “Professional Precious Metal Trading Analyst” which is generally accepted by financial institutions in China.

Man Loong also maintains a Q&A section on its website, which serves as a platform for customers to communicate with it. Ther forum administrator(s) gathers the customer comments and suggestions for its consideration when preparing its annual business plan. Additionally, Man Loong uses this feedback to determine which enhancements to the trading platform would be of greatest service to its customers.  Man Loong also launches periodic promotion campaigns to reward customer loyalty, such as lucky draws and token redemption promotions.

Man Loong now has one investment center open in Hong Kong, where its current and potential customers may access its online customer service or meet its customer service representatives and other professional staff to discuss issues and answer questions.  Beginning in February 2013, Mna Loong moved to an office with over 10,000 sq. ft. office space to consolidate its investment center into a single location and further expand its professional team to serve our customers.

Competition

The retail market for facilitating spot trades in gold and silver is fragmented and highly competitive. Our competitors in the retail market can be grouped into several broad categories based on size, business model, product offerings, target customers and geographic scope of operations. These include international retail precious metals brokers, international multi-product trading firms, other electronic trading firms and international banks and other financial institutions with significant precious metals operations. We expect competition to continue to remain competitive and strong for the foreseeable future.

Our Competitive Strengths

We attribute our success to date and potential for future growth to a combination of strengths, including the following:

●
Man Loong’s Trading Platform Technology Meets Evolving Customer Needs. Man Loong continuously carries out research and gather data on customer behavior and trends so that it may seek to provide the best technology to meet the evolving requirements of its customers.  Man Loong views itself primarily as an e-commerce trading platform provider enabling its customers to acquire and/or dispose of precious metals and precious metals spot contracts, at their own market risk.

●
Experienced Management Team. Man Loong’s key employees have significant experience and expertise in the application of technology and automation systems and, as significant equity owners of our Company, are heavily committed to our success. Its senior management team, in particular, has substantial experience of operating electronic trading platform an average of 10 years’ experience in the gold and silver industry between them.

●	Low Cost Structure through Automation. Man Loong's focus on automation and expense management practices enables it to operate with a low cost structure.

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Provide 24 Hour Customer Service. We view ourselves not only as a product provider but also as a company that competes as a service provider. As such, we strive to provide first-class customer service, with a 24-hour online customer service desk to respond to customer inquiries. In addition Man Loong’stechnical response team is on standby 24 hours a day, 7 days a week to provide technology assistance to customers, if and as needed.

Research and Development

Mna Loong has a dedicated marketing team devoted to determining its customers’ demands for capability enhancements of our electronic trading platform and working with True Technology, an IT services provider owned by Mr. Choi, our Chief Executive Officer and a stockholder and Mr. Wong, a director and a stockholder, for the development and implementation of improvements.

Intellectual Property

We believe our intellectual property is important to our success. The intellectual property rights of an owner are not automatically protected by the laws of Hong Kong if the trademark or proprietary technology is not registered with the Trade Marks Registry of Hong Kong. We rely on Hong Kong’s intellectual property laws, where applicable, and on contractual restrictions to protect our trademark or proprietary technology from parties who infringe on our trademarks and our affiliate’s proprietary technology. Although Man Loong has entered into confidentiality agreements with its employees and independent contractors, there can be no assurance that that such agreements can fully protect its intellectual property, be enforced in a timely manner or that any such employees or consultants will not violate their agreements with us.

In September 2012, Man Loong registered its trademark with the Intellectual Property Department of Hong Kong for marketing and brand recognition.

We do not own the software that is used for the operation of our electronic trading platform, but rather Man Loong licenses it from True Technology.  The license agreement, with True Technology provides that True Technology will not license the customized software that Man Loong licenses to any third parties.  In April 2013, Man Loong entered into a Software Development License and Maintenance Agreement with True Technology (the “License Agreement”). The License Agreement provides that Man Loong will pay a monthly fee to True Technology of approximately $3,900 in consideration of the grant of a non-exclusive license to use the software developed by True Technology that we currently use in our business and the provision of hosting services. True Technology has agreed not to license or sublicense the software to third parties without Man Loong’s prior consent. The License Agreement provides that all enhancements or modifications to the software requested by us and developed by True Technology shall be the proprietary property of Man Loong’s and Man Loong is required to pay an additional hourly fee for the development of such enhancements and modifications. Under the terms of the agreement, the third party software company will assist us in the ongoing operation, maintenance and development of the platform in exchange for and annual service fee.  True Technology has the right to terminate the License Agreement during any investigation of violations of use of the services offered by True Technology and at any time upon sixty (60) days prior written notice. Man Loong has the right to terminate the License Agreement upon written notice to True Technology.

Employees

As of March 31, 2012, Man Loong employed a total of 21 full time employees. The following table sets forth the number of our full time employees by function.

Number of
Function	Employees
Senior Management	3
Operations	6
Sales and Marketing	4
Finance	4
Technology, Research and Development	2
Human Resource & Administration	2
Total	21

Regulations

Because our primary operating subsidiary is located in Hong Kong, we are regulated by Hong Kong laws, including those outlined in more detail below. We believe that we are in material compliance with all registrations and requirements for the issuance and maintenance of all licenses required by the governing bodies, and that all license fees and filings are current.

Permits and Certificates

Man Loong is a member of the Chinese Gold & Silver Exchange Society (CGSE), a self-regulated body with established industry standards. The CGSE operates in Hong Kong as a registered society and operates as an exchange for gold and silver. The CGSE’s Executive and Supervisory Committees are the highest decision-making authority and are responsible for implementing CGSE policies, effecting development plans and monitoring their effectiveness. The CGSE’s constitution limits CGSE membership to 192 members, all of whom must have a minimum required working capital, defined as cash plus precious metals, of approximately $193,000 and minimum required assets of $643,000. The CGSE requires its members to submit a quarterly liquidity capital report, in order to ensure that the bank balances exceed or equal the balance of customer deposits, as well as comply with the code of conduct which is regulated by CGSE.  As of March 31, 2012 and 2011, we had $1.7 million and $.2 million in cash, respectively. As of March 31, 2012 and 2011, we had $2.2 million and $2.3 million, respectively, in total assets.  We were in compliance with these requirements as of March 31, 2012 and 2011.

Applicants must apply for and/or purchase membership and licensing from the CGSE or from existing members, and CGSE has the power to suspend and/or revoke membership for breach of its rules and regulations. There are 5 categories of CGSE operation status (AA, A1, A2, B and C) that permit the member to deal with various CGSE gold and silver products. We hold the following CGSE license and certification:

License	Issuing Authority	Effective Date	Expiration/Term

London Gold and Silver Trading License (AA)	CGSE	January 2010	N/A

Regulation of Online Services

Man Loong’s revenues are generated through commission on trade that our customers execute via our electronic trading platform through the internet, our telephone trading system and our website. The Hong Kong government and other regulatory agencies may block or suspend our internet transmission capabilities if we are deemed to be in violation of the following content regulations for online services:

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Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) – Man Loong is subject to the laws, rules and regulations regarding trading. The Securities and Futures Commission is responsible for: maintaining and promoting the fairness, efficiency, competitiveness, transparency and orderliness of the securities and futures industry. The Commission may suppress illegal, dishonorable and improper practices in the securities and futures industry; to take appropriate steps in relation to the securities and futures industry. Regardless of the communication or delivery medium used, the Commission will continue to apply the general anti-fraud and anti-manipulation provisions of the relevant Ordinances in its enforcement actions. If any person responsible for activities over the Internet is found to have acted in contravention of the provisions of the Ordinances or appears to have been involved in any misconduct whether in Hong Kong or elsewhere, the Commission may exercise its regulatory powers (including prosecution or taking other disciplinary actions as may be required); and when necessary, the Commission may consider other regulatory means available to it including seeking cooperation from foreign regulators and law enforcement agencies to take joint enforcement action, if necessary. We are prohibited from carrying on any regulated activity, as defined under the Securities and Futures Ordinance, such as dealing in securities and/or futures contracts, unless we have been granted the appropriate license(s) from the Commission.

●
Personal Data (Privacy) Ordinance (Cap. 486 of the Laws of Hong Kong) – Man Loong is subject to data privacy laws, rules and regulations that regulate the use of customer data. In Hong Kong we are governed by the Personal Data (Privacy) Ordinance and as a data user we are prohibited from doing or engaging in any practice that contravenes the data protection principles set out therein.

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Telecommunications Ordinance (Cap. 106 of the Laws of Hong Kong), Crimes Ordinance (Cap. 200 of the Laws of Hong Kong) and Theft Ordinance (Cap. 210 of the Laws of Hong Kong) – Provisions under the Telecommunications Ordinance, Crimes Ordinance and Theft Ordinance make it an offense for unauthorized access to computers by telecommunication, to access a computer with criminal or dishonest intent, and extend the meaning of criminal damage to include misuse of computer programs or data, and burglary to include unlawfully causing a computer to function other than as it has been established and altering, erasing or adding any computer program or data. In this respect, any of the above mentioned computer related crimes committed by any staff, employees or agents, will subject us to possible criminal charges and/or investigations.

These rules and regulations are administered by the three branches of Hong Kong’s Commerce and Economic Development Bureau: (i) the Commerce, Industry and Tourism Branch (responsible for policy matters on Hong Kong’s external commercial relations, inward investment promotion, intellectual property protection, industry and business support, tourism, consumer protection and competition), (ii) the Communications and Technology Branch (responsible for policy matters on broadcasting, film-related issues, overall view of creative (including film) industry, development of telecommunications, innovation and technology, and control of obscene and indecent articles); and (iii) the Office of the Government Chief Information Officer (responsible for policy, strategy and execution of information technology programs and initiatives).

If any of these government agencies acts to block or limit access to Man Loong’s website or adopt policies restricting its customers from providing it with accurate and up-to-date information, the value of its electronic trading platform could be negatively impacted, which would adversely affect our ability to offer compelling hiring and marketing solutions and subscriptions to its customers, enterprises, and professional organizations.

Seasonality

We do not expect that Man Loong’s business will experience significant seasonality.

Property

Man Loong leases approximately 10,000 square feet at 8/F, Tower 5, China Hong Kong City, 33 Canton Road, Tsim Sha Tsui, Hong Kong, where Man Loong’s corporate head office is located under the terms of one lease. On December 1, 2012, Man Loong entered into a lease for the office space in Hong Kong  that expires on November 30, 2015 The monthly lease payments for these facilities are approximately $46,650.We believe the facility is in good condition and adequate to meet our current and anticipated requirements.  Man Loong also leases office space at three other locations in Hong Kong.  We lease offices space at 80 Broad Street, New York, New York 10004 at a monthly fee of $219.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

Holders

As of April 5, 2013, there were 53 stockholders of record of our common stock.

Dividends

We have never declared or paid a cash dividend for common stock. Any future decisions regarding dividends will be made by our board of directors. Our board of directors has complete discretion on whether to pay dividends on our common stock.  Even if our board of directors decides to pay dividends on our common stock, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.  In the past, Man Loong has paid dividends to its members.  For the year ended March 31, 2011 and 2012, Man Loong paid $642,908 and 0 in dividends.  We do not intend to pay dividends in the future and instead intend to retain earnings to further grow our business.

Equity Compensation Plans

We currently do not have any equity compensation plans and neither does Man Loong.

DETERMINATION OF OFFERING PRICE

Prior to this offering, there has been no public market for our securities. The initial offering price of $0.50 per share, which will be in effect until the shares are quoted, if ever, on the OTC Bulletin Board or another exchange, was determined by evaluating our recent sales of unregistered securities. Factors considered in determining such price in addition to prevailing market conditions include recent sales of securities and an assessment of our future prospects. Such price does not have any relationship to any established criteria of value, such as book value or earnings per share. Such price is not indicative of the current market value of our assets. No valuation or appraisal has been prepared for our business. No assurance can be given that the shares can be resold at the public offering price.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is intended as a review of significant factors affecting our financial condition and results of operations for the periods indicated.  The discussion should be read in conjunction with our consolidated financial statements and the notes presented herein. In addition to historical information, the following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from those anticipated in these forward-looking statements as a result of certain factors discussed herein and any other periodic reports filed and to be filed with the Securities and Exchange Commission.

Results of Operations for the Nine Months Ended December 31, 2012 and 2011

Man Loong’s revenue was $858,434 and $1,751,153 for the nine months ended December 31, 2012 and 2011, respectively a decrease of $892,719 or 51%.  Substantially all of our revenue (100%) has been derived from commissions.  The decrease in revenue is directly attributed to the loss of two agents during that had been responsible for approximately 2,700 of our 6,000 customers or 45% of its revenue.  Subsequent to the end of the third quarter, Man Loong engaged two new agents that it anticipatea will be able to substantially increase our trading volume.

Total expenses remained relatively constant for both nine month periods and were $1,311,561 for the nine months ended December 31, 2012 as compared to $1,244,340, an increase of $67,221 or 5%.  Approximately 75% of our total expenses for the nine months ended December 31, 2012 and 2011 were attributed to general and administrative expenses. Man Loong’s largest general and administrative expense is its marketing expense, which includes payment made to agents for their provision of customer support services and commission paid to its marketing staff, was $332,273 or 25% of Man Loong’s total expenses for the nine months ended December 31 and $335,803 or 27% of our total expenses for the nine months ended December 31, 2011.  Man Loong’s other two large expenses were (i) its trading platform hosting and rent which is monthly flat fee and was $219,185 or 17% of its total expenses for the nine months ended December 31, 2012 and $127,780 or 10% of its total expenses for the nine months ended December 31, 2011 and (ii) its occupancy fee for the rent and management fee paid for its offices was $205,012 or 16% of Man Loong’s total expenses for the nine months ended December 31, 2012 and $164,893 or 13% of its total expenses for the nine months ended December 31, 2011.  For the nine months ended December 31, 2012 and 2011, employee compensation and benefits was $304,201 and $324,010 or 23 and 26% of Man Loong’s total expenses for the nine months ended December 31, 2012 and 2011.

Man Loong’s net loss of ($453,127) for the nine months ended December 31, 2012 was primarily the result of its decreased revenue as its expenses remained relatively stable for both periods.  Man Loong had net income of $421,474 for the nine months ended December 31, 2011.

Results of Operations for the Year Ended March 31, 2012 and 2011

Man Loong’s revenue was $2,032,495 and $2,556,503 for the years ended March 31, 2012 March 31, 2011, respectively a decrease of $524,008 or 20%.  Substantially all of its revenue has been derived from commissions.

Total expenses increased $542,552 or 45% for the year ended March 31, for the year ended March 31, 2012 as compared to March 31, 2011. Approximately 75% of Man Loong’s total expenses for the year ended March 31, 2012 and March 31, 2011 were attributed to general and administrative expenses. Man Loong’s largest general and administrative expense is its marketing expense, which includes payment made to agents for their provision of customer support services, was $431,245 and $294,346 or 33% of its total expenses for both years.  Man Loong’s other two large expenses were (i) its trading platform rent which is a monthly flat fee was $335,721 or 26% of its total expenses for the year ended March 31, 2012 and $158,937 or 18% of its total expenses for the year ended March 31, 2011 and (ii) its occupancy fee for the rent and management fee paid for its offices which was $203,919 or 16% of its total expenses for the year ended March 31, 2012 and $147,263 or 16% of its total expenses for the year ended March 31, 2011.  For the year ended March 31, 2012 and 2011, employee compensation and benefits was $428,673 and $291,674 or 25% of Man Loong’s total expenses for both six month periods.

Man Loong’s net income for the year ended March 31, 2012 decreased $974,649 or 80% and was $246,841 for the year ended March 31, 2012 as compared to $1,221,490 for the year ended March 31, 2011. The decrease was attributable to the decrease in revenue and the increase in expenses.

Liquidity

To date, Man Loong has funded its operations from cash flows generated from operations.  As of December 31, 2012 Man Loong had cash totaling $737,043, a related party receivable of $20,027, total assets of $1,336,249, liabilities of $195,279 and working capital of $976,947.  Net cash used in operations for the nine months ended December 31, 2012 was $356,715 as compared to net cash provided by operations of $175,120 for the nine months ended December 31, 2011.  The net cash used in operation for the nine months ended December 31, 2012 included an increase in related party receivable of $20,014, an increase in prepaid income taxes of $51,315, a decrease in bank overdraft of $166,720, a decrease in customer deposits of $346,048, an increase in deposits and prepaid expenses of $257,758 and a decrease in taxes payable of $49,768 offset by a decrease in commissions receivable of $358,028, and increase in commissions received in advance of $80,218 and an increase in due to shareholder of $68,652. The net cash provided by operations for the nine months ended December 31, 2011 included a decrease in shareholder receivable of $115,205 and a decrease in customer deposits of $161,418, offset by a decrease in commission receivable of $356,652, and an and an increase in income taxes payable of $85,339.

As of March 31, 2012 Man Loong had cash totaling $1,703,019, commissions receivable of $384,608, total assets of $2,205,085, liabilities of $613,312 and working capital of $1,580,047.  Net cash provided by operations for the year ended March 31, 2012 was $2,145,381 as compared to net cash used in operations of ($429,495) for the year ended March 31, 2011.  The net cash used in operations for the year ended March 31, 2012 included a decrease in commission receivable of $1,663,627, a decrease in customer deposits of $229,715 and a decrease in bank overdraft of $110,731 offset by an increase in income taxes payable of $91,823 and a decrease in income taxes payable of $91,823. The net cash used in operations for the year ended March 31, 2011 included an increase in commission receivables of $1,889,665 and customer deposits of $52,590 offset by a decrease in deposits and prepaid expenses of $84,354, bank overdraft of $55,550 and an increase in income taxes payable.

Commitments

Man Loong  is committed to paying a monthly fee of approximately $3,900 until May 27, 2014 to True Technology, a company owned by Messrs. Choi and Wong, for the use of the trading platform that is the cornerstone of its business.  In December 2012, Man Loong entered into a lease for its new office space, which lease expires in December 2015 and provides for monthly payments of $47,000, an increase of $24,000 per month from its prior lease.

Future annual minimum lease payments, including maintenance and management fees, for non-cancellable operating leases and trading platform rental and hosting fees, are as follows:

Year ending March 31:
2013	$597,775
2014	605,059
2015	605,059
2016	419,066
$2,226,940

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth the name, age and position held by each of our executive officers and directors.

Name	Age	Office(s) Held
Kee Yuen Choi	59	President, Chief Executive Officer and Director
Chui Chui Li	30	Chief Financial Officer, Treasurer, Secretary and Director
Hak Yim Wong	63	Director
Joseph Havlin	58	Director
Lai Keung Chan	44	Director

Kee Yuen Choi, President, Chief Executive Officer and Director

Mr. Choi has served as the Company’s President, Chief Executive Officer and Director since its inception and serves in the same positions at Man Loong .  Mr. Choi was also one of the founders of Man Loong 35 years ago with over 35 years of experience in Gold and Silver trading business.  Mr. Choi is a well-recognized member in The Chinese Gold and Silver Trading Exchange Society in Hong Kong.  Mr. Choi specialized in Gold and Silver trading clearing services and foreign exchange clearing services.  Mr. Choi is also the owner of True Technology.  With over 35 years of experience, Mr. Choi helps the company to monitor potential market risk and to lead the company’s future business development and growth.

Mr. Choi has been associated with the Company’s operating subsidiary since inception and brings to the Board extensive knowledge of the Gold and Silver trading business.  He has a vast knowledge of the industry and brings to the Board significant executive leadership and operational experience.

Chui Chui Li, Chief Financial Officer, Treasurer, Secretary and Director

Ms. Li has served as the Company’s Chief Financial Officer, Treasurer, Secretary and Director since its inception and serves in the same positions at Man Loong.  Ms. Li is an accountant and has also served as the Accounting Manager for Man Loong since June 2007.  As Accounting Manager, Ms. Li has been responsible for preparation of financial reports, maintaining accounting records and supervising the accounting staff.

Ms. Li’s accounting knowledge adds significant financial experience to the Company’s board.  Her knowledge of the specific financial position of the Company’s operating subsidiary aids the board in its financial decision making.

Hak Yim Wong, Director

Mr. Wong has been a director of the Company since its inception.  Mr. Wong was one of the founders of Man Loong 35 years ago with over 35 years of experience in Gold and Silver trading business.  Mr. Wong was one of the first group of professionals to receive the membership of The Chinese Gold and Silver Trading Exchange Society in Hong Kong.  Mr. Wong experienced the up and down of Gold and Silver trading market in the past 35 years and brought his professional experience to help Man Loong survive in the business for 35 years.  Mr. Wong helps the company to maintain good relationship with and comply with all the regulations in The Chinese Gold and Silver Trading Exchange Society in Hong Kong. Mr. Wong is also the owner of True Technology.

Mr. Wong has been associated with the Company’s operating subsidiary since inception and brings to the Board extensive knowledge of the Gold and Silver trading business.  He has a vast knowledge of the industry and brings to the Board significant executive leadership and operational experience.

Lai Keung Chan, Director

Mr. Chan has been a director of the Company since its inception.  Mr. Chan also became a director of Man Loong in 2012.  For the past 10 years, Mr. Chan has owned a car distribution networks in China covering over 50 major cities in China.  Mr. Chan’s car distribution network has served over 200,000 car buyers in the past 10 years.

With over 20 years of marketing experience, Mr. Chan provides valuable knowledge about sales networks and marketing strategy to the Company.  Mr. Chan also provides valuable knowledge of the Chinese market.

Joseph Havlin

Mr. Havlin has been a director of the Company since its inception. Mr. Havlin is a certified public accountant with over 25 years’ experience serving companies in the mining, manufacturing, retail, high-technology, entertainment, hospitality, newspapers and distribution industries.   Since August 2012, Mr. Havlin has served as the President and Chief Financial Officer of Azarga Resources Limited, a company engaged in uranium and rare earth exploration.  He also has served as a director of Pacific Advisers Pte Ltd since September 2010, a financial consulting company established to introduce early stage capital to mining projects in Asia.   From October 2008 until September 2010, Mr Havlin was the Chief Financial Officer and a director of Alpha Prime Development Corporation, a company engaged in coal mining in Northern Mexico.  From March 2004 until December 2005 and then from January  2008 until October 2008 he was a partner at Baker Tilly Hong Kong, a company that provided US GAAP and SEC reporting advice to companies in Hong Kong and China.  Prior thereto, Mr. Havlin held various positions with several national accounting firms as well as served as Chief Financial Officer for several companies located in China, Canada and the United States.

Mr. Havlin brings a strong start-up and finance background to the Company, and adds significant strategic, business and financial experience.  His experience as a certified public accountant and his knowledge of US GAAP and SEC rules provide him with a broad understanding of issues faced by public companies and of the financial markets and the financing opportunities available to us.

Term of Office

Our directors hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws.  Our officers are appointed by our board of directors and hold office until removed by the board.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

The following table sets forth all compensation awarded, earned or paid for services rendered to our principal executive officer, principal financial officer and each executive officer whose compensation exceeded $100,000 during each of the fiscal years ended March 31, 2013 and 2012.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (1)(2)	Total ($)

Kee Yuen Choi	2013 2012	15,464 15,430	- -	- -	- -	- -	- -	15,464 15,430

Chui Chui Li	2013	43,557	5,269	-	-	-	-	48,826
	2012	42,303	2,532	-	-	-	-	44,835

On April 1, 2013, we acquired Man long in a transaction that was structured as a share exchange and in connection with that transaction Mr. Choi became our Chairman, President and Chief Executive Officer and Ms. Li became our Chief Financial Officer and Secretary.  Prior to the effective date of the exchange transaction Mr. Choi and Ms. Li served in the same capacity at Man Loong.  The compensation in this table includes the amount Mr. Choi and Ms. Li received from Man Loong prior to the consummation of the exchange transaction.

Employment Agreements

Neither we nor Man Loong currently have any employment agreements with any employees.

Outstanding Equity Awards at Fiscal Year End

For the year ended March 31, 2013, no director or executive officer has received compensation from us pursuant to any compensatory or benefit plan.

Director Compensation

No member of our Board of Directors received any compensation for his services as a director during the year ended March 31, 2013; however, Mr. Havlin has received $5,200 for consulting services.

Corporate Governance

Leadership Structure

Our Chief Executive Officer also serves as our Chairman of the Board.   Our Board of Directors does not have a lead independent director.   Our Board of Directors has determined its leadership structure was appropriate and effective for us given our stage of development.

Board Committees

We presently do not have an audit committee, compensation committee or nominating committee or committee performing similar functions, as our management believes that until this point it has been premature at the early stage of our management and business development to form an audit, compensation or nominating committee.

Director Independence

Although our common stock is not listed on any national securities exchange, for purposes of independence we use the definition of independence applied by The NASDAQ Stock Market.  The Board has determined that Mr. Wong, Mr. Chan and Mr. Havlin are “independent” in accordance with such definition.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 3, 2013, information with respect to the securities holdings of: (i) our officers and directors; and (ii) all persons (currently none) which, pursuant to filings with the SEC and our stock transfer records, we have reason to believe may be deemed the beneficial owner of more than five percent (5%) of our common stock.  The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations promulgated under the Exchange Act and, accordingly, may include securities owned by or for, among others, the spouse and/or minor children of an individual and any other relative who resides in the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or which each person has the right to acquire within 60 days through the exercise of options or otherwise.  Beneficial ownership may be disclaimed as to certain of the securities.  This table has been prepared based on the number of shares outstanding totaling 51,260,000, adjusted individually as shown below.

Name and Address of Beneficial Owner (4)	Amount and Nature of Beneficial Ownership	Percentage of Class Beneficially Owned (1)
Kee Yuen Choi	25,380,000	49.5%
Hak Yim Wong	1,878,120	3.7%
Lai Keung Chan	14,009,760	27.3%
Man Hap Dennis Yim	5,938,920	11.6%
Yuen Fay Tse	3,553,200	6.9%
Chui Chui Li	10,000	*
Joseph Havlin	10,000	*
All directors and executive officers as a group (5 persons)	50,780,000	100.0%

* Less than 1%

(1)
Percentage of class beneficially owned is calculated by dividing the amount and nature of beneficial ownership by the total shares of common stock outstanding plus the shares subject to warrants and options that are currently exercisable or exercisable within 60 days of February 15, 2013.

(2)	Unless otherwise set forth herein, the address of each beneficial owner is 80 Broad Street, 5th Floor, New York, New York 10004

SELLING STOCKHOLDERS

The shares to be offered by the Selling Stockholders were issued in private placement transactions by us, which was exempt from the registration requirements of the Securities Act,. The shares offered hereby are “restricted” securities under applicable federal and state securities laws and are being registered under the Securities Act, to give the Selling Stockholders the opportunity to publicly sell these shares. This prospectus is part of a registration statement on Form S-1 filed by us with the Securities and Exchange Commission under the Securities Act covering the resale of such shares of our common stock from time to time by the Selling Stockholders. No estimate can be given as to the amount or percentage of our common stock that will be held by the Selling Stock holders after any sales made pursuant to this prospectus because the Selling Stockholders are not required to sell any of the shares being registered under this prospectus. The following table assumes that the selling security holders will sell all of the shares listed in this prospectus.

The following table sets forth the name of each person who is offering for resale shares of common stock covered by this prospectus, the beneficial ownership of each Selling Stockholder, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each will own after the offering, assuming they sell all of the shares offered. The term “Selling Stockholder” or “selling security holders” includes the stockholders listed below and their respective successors. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  All of the shares were issued for cash consideration in our private placement that was consummated in  March 2013 and April 2013 in which we sold an aggregate of $500,000 shares of our Common Stock at a purchase price of $.50 per share.  None of the investors set forth below other than Mr. Havlin and Ms Li are affiliated with the Company.  None of the selling shareholders other than Ms Li has at any time during the past three years acted as one of our or Man Loong’s employees, officers or directors or has had a material relationship with us or Man Loong.

Shareholder and Name of Person Controlling	Number of Shares Before Offering	Number of Shares Offered	Date Acquired	Amount of Shares Owned After Offering	Percent of Shares Held After Offering

Ka Wing Kwan	24,000	24,000	April 5, 2013	0	0%

Yin Ng Ka	20,000	20,000	March 28, 2013	0	0%

Chu Kwan Siu	12,000	12,000	March 28, 2013	0	0%

Chi Ming Tsang	10,000	10,000	March 28, 2013	0	0%

Lee Mui Wong	16,000	16,000	March 28, 2013	0	0%

Suet Mei Chan	10,000	10,000	April 2, 2013	0	0%

Sau Yin Choi	10,000	10,000	March 28, 2013	0	0%

Francisco Maria Xavier	10,000	10,000	March 28, 2013	0	0%

Ka Ying Au	10,000	10,000	March 28, 2013	0	0%

Ying Hung Yuen	10,000	10,000	March 28, 2013	0	0%

Ka Ming Lau	10,000	10,000	March 28, 2013	0	0%

Mei Ling Kwok	10,000	10,000	March 28, 2013	0	0%

Ming Fai Alexander Chan	8,000	8,000	March 28, 2013	0	0%

Chun Yiu Chan	6,000	6,000	March 28, 2013	0	0%

Siu Yin Cheung	4,000	4,000	March 27, 2013	0	0%

Siu Lun Kwok	4,000	4,000	March 27, 2013	0	0%

Chi Ming Wong	4,000	4,000	March 27, 2013	0	0%

Tsz Yin Stanly Chu	4,000	4,000	March 27, 2013	0	0%

Hiu Yin Wong	4,000	4,000	March 27, 2013	0	0%

Kwok Keung Dick Wong	4,000	4,000	March 27, 2013	0	0%

Wai Ling Ko	4,000	4,000	March 27, 2013	0	0%

Hing Pan So	2,000	2,000	March 28, 2013	0	0%

Yuk Kit Ngai	2,000	2,000	March 28, 2013	0	0%

Wai Keung Hui	2,000	2,000	March 28, 2013	0	0%

Yusheng He	40,000	40,000	April 5, 2013	0	0%

Yee Tung Lai	219,500	219,500	April 3, 2013	0	0%

Chui Chui Li	10,000	10,000	April 3, 2013	0	0%

Joseph Havlin	10,000	10,000	April 5, 2013	0	0%

Daniel Schweiger	500	500	April 5, 2013	0	0%

Ivonete Desovza	500	500	April 5, 2013	0	0%

Maria Ribeiro	500	500	April 5, 2013	0	0%

Antonio Garcia	500	500	April 5, 2013	0	0%

Sunil Garcia	500	500	April 5, 2013	0	0%

Chris Leone	500	500	April 5, 2013	0	0%

Nieolan M. Desooza	500	500	April 5, 2013	0	0%

Vincent R. Palmer	500	500	April 5, 2013	0	0%

Jacob Yoogin	500	500	April 5, 2013	0	0%

Liang Yu	500	500	April 5, 2013	0	0%

Chung Hsiang	500	500	April 5, 2013	0	0%

Liang Hui Jung	500	500	April 5, 2013	0	0%

Lily Li	500	500	April 5, 2013	0	0%

Yang Arnold	500	500	April 5, 2013	0	0%

Jimmy Tung	500	500	April 5, 2013	0	0%

Yuen Siu Mo Tung	500	500	April 5, 2013	0	0%

Anne Yon Yee Tung	500	500	April 5, 2013	0	0%

Tso Liang Dominic Tung	500	500	April 5, 2013	0	0%

Karen Hoiyan Wong	500	500	April 5, 2013	0	0%

Raymond Kong Kim	1,000	1,000	April 5, 2013	0	0%

Total	500,000	500,000		0	0%

PLAN OF DISTRIBUTION

Each Selling Stockholder of our common stock and any of their transferees, pledgees, assignees, donees, and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the stock exchange on which they are listed on the OTC Bulletin Board, if quoted on the OTC Bulletin Board, or in private transactions. These sales will be at a fixed price of $.50 per share until the shares of common stock are listed on the OTC Bulletin Board, after which sales may be at prevailing market prices or privately negotiated prices. Selling Stockholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each Selling Stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because Selling Stockholders may be deemed to be underwriters within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of common stock will be paid by the selling security holders and/or the purchasers. Each Selling Stockholder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders. We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors-in-interest as selling security holders under this prospectus. Upon our company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing: (i) the name of each such Selling Stockholder and of the participating broker-dealer(s); (ii) the number of shares involved; (iii) the price at which such the shares of common stock were sold; (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and (vi) other facts material to the transaction. In addition, upon our company being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

●
On April 3, 2013, we acquired Man Loong from its five shareholders, whereby we acquired 100% of the issued and outstanding capital stock of Man Loong, in exchange for 50,760,000 shares of our common stock.

●
Man Loong’s electronic precious metals trading platform was developed for its use by True Technology Company Limited, an IT services provider owned by Mr. Choi, our Chief Executive Officer and a stockholder and Mr Wong, a director and a stockholder. Man Loong pays True Technology, a monthly flat fee for use of the trading platform which is the cornerstone of its business.   On May 27, 2011, Man Loong entered into an agreement with True Technology Company Limited for the provision of hosting services by True Technology Company Limited for a monthly fee of $12,900. On April 1, 2013, Man Loong entered into a new agreement with True Technology Company Limited for the provision of hosting services until March 31, 2015 for a monthly fee of approximately $3,900.  The hosting services include physical space to house a computer system owned by True Technology Company Limited and a connection of Man Loong’s server to the internet using True Technology Company Limited’s public network connections.  The agreement is subject to termination by True Technology Company Limited at any time upon provision of written notice. For the year ended 2012, Man Loong paid True Technology $154,297 for the use of the platform and hosting services. For the nine months ended December 31, 2012, Man Loong paid True Technology $116,044 for the use of the platform and hosting services.

●
Included in Man Loong’s financial statements line item “customer deposits” at March 31, 2011 are deposits amounting to $391,908 which were owed to customers of a shareholder which were covered under an agency agreement with the shareholder.  That agreement expired on September 1, 2012, and in February 2013, all such customer deposits were repaid.

●
Included in Man Loong’s financial statements line item “due to shareholder” at December 31, 2012 were advances to Man Loong from a shareholder amounting to $69,694 which were non-interest bearing and which were repaid in February 2013

●	For the year ended March 31, 2012, the shareholders of Man Loong were paid a dividend of $642,908.

●
Included in Man Loong’s financial statements line item “employee compensation and benefits” for the years ended March 31, 2012 and 2011 are salaries and directors’ compensation paid to Man Loong’s shareholders and directors of $30,860 and $30,872, respectively.  For the nine months ended December 31, 2012 and 2011 salaries and director compensation of $15,472 and $15,435, respectively were paid to Man Loong’s shareholders and directors.

●	During the period January 28, 2013 to February 15, 2013, eBullion and a shareholder of Man Loong paid $20,916 on our behalf for courier charges and legal and professional fees.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 500,000,000 shares of common stock, par value $.0001 per share of which 51,260,000 are issued and outstanding and 50,000,000 shares of preferred stock, par value $.0001 per shares, none of which are issued.  .

Transfer Agent and Registrar

Our transfer agent and registrar is Corporate Stock Transfer, Inc. and from January 28, 2013 (inception) through February 15, 2013, 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209.

EXPERTS

The financial statements of eBullion as of February 15, 2013 and from January 28, 2013 (inception) through February 15, 2013 and Man Loong Bullion Company Limited as of March 31, 2012 and 2011 and for the years then ended included in this Preliminary Prospectus and in the Registration Statement have been so included in reliance on the reports of Anton & Chia, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to our Certificate of Incorporation, our Board of Directors may issue additional shares of common or preferred stock. Any additional issuance of common stock or the issuance of preferred stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management.  Specifically, if in the due exercise of its fiduciary obligations, the Board of Directors was to determine that a takeover proposal was not in our best interest, shares could be issued by the Board of Directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

●	diluting the voting or other rights of the proposed acquirer or insurgent stockholder group;
●	putting a substantial voting block in institutional or other hands that might undertake to support the incumbent board of directors; or
●	effecting an acquisition that might complicate or preclude the takeover.

The Delaware General Corporation Law (“Delaware Corporate Law”), with certain exceptions, permits a Delaware corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in, or not opposed, to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

Our Certificate of Incorporation provide that we shall indemnify our directors and executive officers to the fullest extent now or hereafter permitted by Delaware Corporate Law. The indemnification provided by Delaware Corporate Law and our Second Amended and Restated Certificate of Incorporation is not exclusive of any other rights to which a director or officer may be entitled.  The general effect of the foregoing provisions may be to reduce the circumstances under which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

We may also purchase and maintain insurance for the benefit of any director or officer that may cover claims for which we could not indemnify such person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to our directors, officers and controlling persons, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction. We will then be governed by the court's decision.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by Gracin & Marlow, LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the common stock offered under this prospectus. It is our intent to become a reporting company under the Exchange Act, upon effectiveness of this prospectus. You may obtain reports, proxy statements and other information filed by eBullion, Inc. with the SEC at the SEC’s Public Reference Room at 100 F Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

The SEC also maintains a website that contains reports, proxy statements, information statements and other information concerning eBullion, Inc. located at http://www.sec.gov. This prospectus does not contain all the information required to be in the registration statement (including the exhibits), which we have filed with the SEC under the Securities Act and to which reference is made in this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Man Loong Bullion Company Limited:

We have audited the accompanying balance sheets of Man Loong Bullion Company Limited (the "Company"), as of March 31, 2012 and 2011, and the related statements of comprehensive income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. Our audits include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Man Loong Bullion Company Limited as of March 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Anton & Chia, LLP

Newport Beach, California
April 12, 2013

Man Loong Bullion Company Limited.
Balance Sheets
As of March 31, 2012 and 2011
(Expressed in US dollars)

	2012	2011
ASSETS
Current Assets:
Cash	$1,703,019	$197,417
Commissions receivable	384,608	2,044,648
Deposits and prepaid expenses	105,732	0
Total current assets	2,193,358	2,325,589
Long term deposit	-	83,524
Equipment, net	11,727	19,920
Total assets	$2,205,085	$2,345,509

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Bank overdraft	$166,538	$55,449
Accrued liabilities	5,152	5,136
Customer deposits	391,908	161,306
Income taxes payable	49,714	141,251
Total current liabilities	613,312	363,141

COMMITMENTS AND CONTINGENCIES
Shareholders’ Equity
Common Stock, $0.129 par value, 20,000,000 shares authorized, 10,152,000 shares issued and outstanding	1,309,678	1,309,678
Retained earnings	284,096	680,163
Accumulated other comprehensive loss	(2,001)	(7,474)
Total shareholders’ equity	1,591,773	1,982,367
Total liabilities and shareholders’ equity	$2,205,085	$2,345,509

The accompanying notes are an integral part of these financial statements.

Man Loong Bullion Company Limited.
Statements of Comprehensive Income
For the Years Ended March 31, 2012 and 2011
(Expressed in US dollars)

	2012	2011
REVENUES

Revenues	$2,032,495	$2,556,503
Total revenues	2,032,495	2,556,503

EXPENSES
General and administrative	1,299,182	894,108
Employee compensation and benefits	428,673	291,675
Depreciation and amortization	8,201	7,722
Total expenses	1,736,056	1,193,505

INCOME BEFORE INCOME TAXES	296,439	1,362,999
INCOME TAXES
Provision for income taxes	49,598	141,509

NET INCOME	246,841	1,221,490
OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation	5,473	(7,474)
COMPREHENSIVE INCOME	$252,314	$1,214,016

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and Diluted	10,152,000	10,152,000

BASIC AND DILUTED EARNINGS PER COMMON SHARE
Basic and Diluted	$0.02	$0.12

The accompanying notes are an integral part of these financial statements.

Man Loong Bullion Company Limited.
Statements of Shareholders’ Equity
For the Years Ended March 31, 2012 and 2011
(Expressed in US dollars)

				Accumulated
	Common Stock			Other	Total
	Number of		Retained	Comprehensive	Shareholders’
	Shares	Par Value	Earnings	(Loss)	Equity

BALANCE, April 1, 2010	10,152,000	$1,309,678	$(541,327)	$-	$768,351
Net income for the year	-	-	1,221,490	-	1,221,490
Foreign currency translation adjustment	-	-	-	(7,474)	(7,474)

BALANCE, March 31, 2011	10,152,000	$1,309,678.	$680,163	$(7,474)	$1,982,367
Net income for the year	-	-	246,841	-	246,841
Foreign currency translation adjustment	-	-	-	5,473	5,473
Dividends paid	-	-	(642,908)	-	(642,908)
BALANCE, March 31, 2012	10,152,000	$1,309,678	$284,096	$(2,001)	$1,591,773

The accompanying notes are an integral part of these financial statements.

Man Loong Bullion Company Limited.
Statements of Cash Flows
For the Years Ended March 31, 2012 and 2011
(Expressed in US dollars)

	2012	2011

OPERATING ACTIVITIES:
Net income	$246,841	$1,221,490
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	8,201	7,722
Changes in operating assets and liabilities:
Commissions receivable	1,663,627	(1,889,665)
Deposits and prepaid expenses	(21,911)	84,354
Bank overdraft	110,731	55,550
Accrued liabilities		2,135
Customer deposits	29,715	(52,590)
Income taxes payable	(91,823)	141,509
Net cash provided by (used in) operating activities	1,898,541	(1,650,985)

INVESTING ACTIVITIES:
Purchase of equipment	-	(5,788)
Net cash used in investing activities	-	(5,788)

FINANCING ACTIVITIES:
Dividends paid to shareholders	(643,984)	-
Net cash used in financing activities	(643,984)	-

NET INCREASE (DECREASE) IN CASH	1,501,398	(435,283)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	3,920	(361)
Cash, beginning of year	197,701	633,060
Cash, end of year	$1,703,019	$197,417
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:
Income taxes paid	$141,251	$-

The accompanying notes are an integral part of these financial statements.

Man Loong Bullion Company Limited.
Notes to Financial Statements
For the Years Ended March 31, 2012 and 2011
(Expressed in US Dollars)

1.	Nature of Operations and Basis of Presentation

Man Loong Bullion Company Limited (“the Company” or “Man Loong”) was incorporated in Hong Kong in 1974 and in 2009, was re-registered under Hong Kong law as a limited liability company.  The Company provides gold and silver spot contract trading services on its proprietary, 24-hour electronic trading platform and a telephone transaction system located in Hong Kong.  The Company is licensed through the Chinese Gold and Silver Exchange Society (“CGSE”) a self-regulatory organization located in Hong Kong which acts as an exchange for the trading of Kilo gold and Loco London gold and silver spot contracts quoted on the London Metals Exchange.

The Company is not a counter party for trades entered through its trading platforms, and instead, contracts with agents who pay Man Loong a fixed commission on each trade that the Company executes for the agents’ customers.

In January 2010, the Company signed an agency agreement with one of its shareholders. Under the agreement, the shareholder agreed to indemnify the Company from any trading losses that occur from his clients that place funds on deposit with Man Loong.  As of and for the years ended March 31, 2012 and 2011, no trading losses were incurred by Man Loong as part of the relationship with the shareholder and his clients. The agreement expired on September 1, 2012, and effective November 2012, the Company discontinued trades that would be included under the agreement and all customer deposits were repaid by February 2013.

On April 3, 2013, the Company’s shareholders exchanged 100% of their shares for 50,760,000 shares of eBullion Company, Inc. (“eBullion”) a company incorporated in the United States.  Upon completion of this transaction, Man Loong became a 100% owned subsidiary of eBullion.  This transaction was accounted for as a reverse take-over.

Man Loong Bullion Company Limited
Notes to Financial Statements
For the Years Ended March 31, 2012 and 2011
(Expressed in US Dollars)

2.	Summary of Significant Accounting Policies

Basis of Accounting

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Changes in these estimates are recorded when known.

Significant estimates made by management include:

●	Valuation of assets and liabilities requiring fair value estimates;

●	Useful lives of equipment;

●	Other matters that affect the reported amounts and disclosure of contingencies in the financial statements.

Actual results could differ from those estimates.

Man Loong Bullion Company Limited.
Notes to Financial Statements
For the Years Ended March 31, 2012 and 2011
(Expressed in US Dollars)

2.	Summary of Significant Accounting Policies - continued

Revenue Recognition

The Company recognizes revenue in accordance with Financial Accounting Standards Board (“FASB”) with Accounting Standards Codification (“ASC”) 605, “Revenue Recognition”, which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the fee is fixed and determinable; and (4) collectability is reasonably assured.  The Company recognizes revenue as a flat-fee commission on each trade executed through its trading platform and telephone transaction system.

Advertising

Advertising costs are incurred for the production and communication of advertising, as well as other marketing activities.  The Company expenses the cost of advertising as incurred.  The Company did not capitalize any production costs associated with advertising for 2012 or 2011.  The total amount charged to advertising expense was $7,776 and $9,103 for the years ended March 31, 2012 and 2011, respectively.

Cash and cash equivalents

Cash and cash equivalents consist primarily of cash on deposit, certificates of deposits, money market accounts, and investment grade commercial paper that are readily convertible to cash and purchased with original maturities of three months or less.  As of March 31, 2012 and 2011, the Company had no cash equivalents.

Man Loong Bullion Company Limited.
Notes to Financial Statements
For the Years Ended March 31, 2012 and 2011
(Expressed in US Dollars)

2.	Summary of Significant Accounting Policies - continued

Fair Value of Financial Instruments

ASC 820, “Fair Value Measurements”, defines fair value and establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures.  The carrying amounts reported in the consolidated balance sheets for cash, accounts receivable, due from major stockholder, other receivables, accounts payable, accrued expenses and other liabilities qualify as financial instruments and are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

The standard establishes a fair value hierarchy that prioritizes the inputs used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).  The three levels of the fair value hierarchy defined by the standard are as follows:

Level-1  Quoted prices are available in active markets for identical assets or liabilities as of the reporting date.  Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.  Level 1 primarily consists of financial instruments such as exchange-traded derivatives, listed equities and U.S. government treasury securities.

Level-2  Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry- standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures.  Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.  Instruments in this category include non-exchange-traded derivatives such as over the counter forwards, options and repurchase agreements.

Level-3  Pricing inputs include significant inputs that are generally less observable from objective sources.  These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value from the perspective of a market participant. Level 3 instruments include those that may be more structured or otherwise tailored to customers’ needs.

Commissions Receivable

Commissions receivable represent commissions to be collected from agents for trades executed through the balance sheet date. Commissions receivable are typically remitted to the Company within 30 days of trade execution.  Man Loong has not historically incurred credit losses on these commissions receivable. The Company as of March 31, 2012 and 2011, has no reserve for credit losses nor incurred any bad debts for the years then ended.

Man Loong Bullion Company Limited.
Notes to Financial Statements
For the Years Ended March 31, 2012 and 2011
(Expressed in US Dollars)

2.	Summary of Significant Accounting Policies - continued

Deposits and Prepaid Expenses

The Company records goods and services paid for but not to be received until a future date as prepaid assets.  These primarily include payments for occupancy related expenses.  Any prepaid expense to be realized beyond the next 12 months is classified as non-current in the accompanying balance sheets.

Equipment

Equipment are stated at cost. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its present working condition and locations for its intended use.

Equipment is depreciated on a straight-line basis over the estimated useful lives of the assets as follows:

Office equipment	5 years
Furniture and fixtures	5 years
Computer equipment	5 years

Expenditure for maintenance and repairs is charged to expense as incurred. Additions, renewals and betterments are capitalized.

Gain or loss on disposal of equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets, if any, and is recognized as income or loss in the accompanying statements of comprehensive income.

Man Loong Bullion Company Limited.
Notes to Financial Statements
For the Years Ended March 31, 2012 and 2011
(Expressed in US Dollars)

2.	Summary of Significant Accounting Policies - continued

Reporting Currency and Foreign Currency Translation

As of March 31, 2012 and 2011, the accounts of the Company are maintained in their functional currencies, which is the Hong Kong dollar ("HK$").  The financial statements of the Company have been translated into U.S. dollars which is Man Loong’s reporting currency.  All assets and liabilities of the Company are translated at the exchange rate on the balance sheet date, shareholders’ equity is translated at historical rates and the statements of comprehensive income, and statements of cash flows are translated at the weighted average exchange rate for the year.  The resulting translation adjustments are reported under comprehensive income and accumulated translation adjustments are reported as a separate component of shareholders’ equity.

Foreign exchange rates used:

	March 31,	March 31,
	2012	2011

Period end USD/HK$ exchange rate	7.76417	7.78836
Average USD/HK$ exchange rate	7.77716	7.77415

Man Loong Bullion Company Limited.
Notes to Financial Statements
For the Years Ended March 31, 2012 and 2011
(Expressed in US Dollars)

2.	Summary of Significant Accounting Policies - continued

Long-Lived Assets

The Company periodically evaluates the carrying value of long-lived assets when events and circumstances warrant such review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such an asset is separately identifiable and is less than the carrying value.  In that event, a loss is recognized in the amount by which the carrying value exceeds the fair market value of the long-lived asset. The Company has identified no such impairment losses.

Accrued liabilities

Accrued liabilities represent accrued audit fees payable to the Company’s statutory auditors and accountants.

Customer Deposits

Customer deposits include amounts received by the Company related to four customer accounts.  As discussed further in Note 1, these accounts were opened pursuant to an agency agreement with a shareholder of Man Loong.  Accordingly, the Company had no risk of loss related to customer deposits at March 31, 2012 and 2011 and for the years then ended.  As of February 2013, these customer deposits have been fully repaid.

Accumulated Other Comprehensive Income (Loss)

The Company’s accumulated other comprehensive loss, consists adjustments resulting from translating the Company’s functional currency, the HK dollar to its reporting currency, the U.S. dollar.

Man Loong Bullion Company Limited.
Notes to Financial Statements
For the Years Ended March 31, 2012 and 2011
(Expressed in US Dollars)

2.	Summary of Significant Accounting Policies - continued

Income Taxes

The Company utilizes ASC 740 “Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.  Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company has adopted the provisions of the interpretation, FIN 48 "Accounting for Uncertainty in Income Taxes”.  The Company did not have any material unrecognized tax benefits and there was no effect on its financial condition or results of operations as a result of implementing the interpretation.  The Company does not believe there will be any material changes in its unrecognized tax positions over the next 12 months.

Earnings per Share

The Company computes earnings per share (“EPS”) in accordance with ASC 260 “Earnings Per Share”.  ASC 260 requires companies with complex capital structures to present basic and diluted EPS.  Basic EPS is measured as net income divided by the weighted average common shares outstanding for the year.

Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of contracts to issue ordinary common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later.  The computation of diluted earnings per share includes the estimated impact of the exercise of contracts to purchase common stocks using the treasury stock method and the potential shares of converted common stock associated with the convertible debt using the if-converted method.

Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

The Company does not have any securities that may potentially dilute the basic earnings per share.

Comprehensive Income

Comprehensive income is comprised of net income and other comprehensive income.  Other comprehensive income includes unrealized gains or losses resulting from translating the Company’s functional currency, the HK dollar to its reporting currency, the U.S. dollar.

Man Loong Bullion Company Limited.
Notes to Financial Statements
For the Years Ended March 31, 2012 and 2011
(Expressed in US Dollars)

2.	Summary of Significant Accounting Policies - continued

Recently Adopted Accounting Standards

In June, 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. ASU 2011-05 requires entities to present net income and other comprehensive income in either a single continuous statement or in two separate, but consecutive, statements of net income and other comprehensive income. ASU 2011-05 is effective for fiscal years and interim periods beginning after March 15, 2011. The adoption of ASU 2011-05 did not have a material impact on the Company’s financial statements.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. This standard results in a common requirement between the FASB and the International Accounting Standards Board (IASB) for measuring fair value and for disclosing information about fair value measurements. ASU 2011-04 is effective for fiscal years and interim periods beginning after March 15, 2011. The adoption of ASU 2011-04 did not have a material impact on the Company’s financial statements.

Recent Accounting Pronouncements

In July 2012, the FASB issued ASU No. 2012-04, Technical Amendments and Corrections.  The updates to current guidance make the codification easier to understand and the fair value measurement guidance easier to apply by eliminating inconsistencies and providing needed clarification. ASU No. 2012-04 is effective for fiscal periods beginning after December 15, 2012. The adoption of ASU No. 2012-04 is not expected to have a material effect on the Company’s financial statements.

Man Loong Bullion Company Limited.
Notes to Financial Statements
For the Years Ended March 31, 2012 and 2011
(Expressed in US Dollars)

3.	Deposits and Prepaid Expenses

Deposits and prepaid expenses consisted of the following as of March 31, 2012 and 2011:

	2012	2011

Rent and occupancy deposits	$86,285	$79,672
Prepaid rent	19,447	3,852
	$105,732	$83,524

As of March 31, 2011, deposits and prepaid rent are accounted for as long term in the accompanying balance sheets.

4.	Equipment

Equipment, including leasehold improvements, consisted of the following as of March 31, 2012 and 2011:

	2012	2011
Office equipment	$25,039	$25,039
Computer equipment	7,248	7,248
Furniture and fixtures	8,659	8,659
	40,947	40,947
Less: Accumulated depreciation	(29,220)	(21,027)

Equipment, net	$11,727	$19,920

Depreciation expense was $8,280 and $7,825 for the years ended March 31, 2012 and 2011, respectively, and was recorded as depreciation and amortization in the accompanying statements of comprehensive income.

5.	Customer Deposit

Customer deposits were $391,908 and $161,306 at March 31, 2012 and 2011, respectively, and were recorded as a current liability in the accompanying balance sheets.  Customer deposits are owed to customers of a shareholder and were covered under an agency agreement with the shareholder.  This agreement expired on September 1, 2012, and in February 2013, all customer deposits were repaid.

Man Loong Bullion Company Limited.
Notes to Financial Statements
For the Years Ended March 31, 2012 and 2011
(Expressed in US Dollars)

6.	General and Administrative Expenses
General and administrative expenses consist of the following for the years ended March 31, 2012 and 2011:

	2012	2011
Marketing expenses	$431,245	$294,346
Trading platform rent	335,721	158,937
Transportation	82,246	69,139
Internet	55,479	43,048
Travel and entertainment	54,046	47,313
Computers and software	47,152	37,340
Legal and professional	14,040	10,628
Licenses	6,145	5,171
Advertising	7,776	9,103
Occupancy expenses	203,919	147,263
Other	61,413	71,820
	$1,299,182	$894,108

On May 27, 2011, the Company entered into an agreement with a company under common control, True Technology Company Limited (“True Technology”), under which True Technology hosts the Company’s servers and provides a connection between the Company’s servers and the internet using True Technology’s public network connections.  The fee for these services was $12,877 per month through April 2013 when the fee was reduced to $3,868 per month..

7.	Income Taxes

Under Hong Kong Profits Tax Law, The Company is subject to profits tax at a statutory rate of 16.5% on income reported in its statutory financial statements after appropriate tax adjustments.

Reconciliation of income tax provision to the amount computed by applying the current statutory rate to income before income taxes is as follows:

	2012	2011

Income tax provision on income before taxes	$48,912	$224,895

Non-deductible expenses	1,964	2,356

Net operating loss carry forward	0	(85,455)

Other	(1,162)	(545)
Total tax provision	$49,714	$141,251

At March 31, 2012 and 2011: the Company had no differences between the book and tax basis of assets and liabilities which gave rise to deferred income tax assets or liabilities.  As a result of the implementation of ASC 740, we recognized no material adjustment to unrecognized tax benefits.  We will continue to classify income tax penalties and interest, if any, as part of interest and other expenses in its statements of operations.  We have incurred no interest or penalties for the years ended March 31, 2012 and 2011.

Man Loong Bullion Company Limited.
Notes to Financial Statements
For the Years Ended March 31, 2012 and 2011
(Expressed in US Dollars)

8.	Earnings Per Share

Earnings per share (“EPS”) information for the years ended March 31, 2012 and 2011 were determined by dividing net income for the year by the weighted average number of both basic and diluted shares of common stock and common stock equivalents outstanding.

As of and for the years ended March 31, 2012 and 2011, the Company did not have any securities that may potentially dilute the basic earnings per share.  Therefore the basic and diluted earnings per share for the respective years are the same.

	2012	2011
Numerator
Net income attributable to common shareholders	$246,871	$1,221,490

Denominator
Weighted average shares of common stock (basic and diluted)	10,152,000	10,152,000

Basic and diluted earnings per common stock	$0.02	$0.12

9.	Related Party Transactions and Balances

The Company engaged in related party transactions with certain shareholders, and a company under common control as described below.

Included in customer deposits in the accompanying balance sheets at March 31, 2012 and 2011 are customer deposits amounting to $391,908 and $161,306 respectively.  These deposits were owed to customers of a shareholder and were covered under an agency agreement with the shareholder.  That agreement expired on September 1, 2012, and in February 2013, all such customer deposits were repaid.

Dividends paid to shareholders were $642,908 and $0 for the years ended March 31, 2012 and 2011, respectively.

Included in trading platform rental fees in the accompanying Statement of Comprehensive Income for the year ended March 31, 2012, are rental fees of $154,297 which were paid to a company under common control, True Technology.

Included in employee compensation and benefits in the accompanying statements of operations for the years ended December 31, 2012 and 2011, are salaries and director compensation of $30,860 and $30,872, respectively, which were paid to Man Loong’s shareholders.

Man Loong Bullion Company Limited.
Notes to Financial Statements
For the Years Ended March 31, 2012 and 2011
(Expressed in US Dollars)

10.	Commitments

Leases - The Company leases office space under non-cancellable operating lease agreements that expire on various dates through 2013.

In May 27, 2011, the Company entered into an agreement with True Technology, a company under common control, under which True Technology hosts the Company’s servers and provides a connection between the Company’s servers and the internet using True Technology’s public network connections. The fees paid to True Technology were approximately $13,000 per month until April 2013 when the fees were reduced to $3,900 per month for 24 months.

Future annual minimum lease payments, including maintenance and management fees, for non-cancellable operating leases and trading platform fees, are as follows:

Year ending March 31,
2013	$597,775
2014	605,059
2015	605,059
2016	419,066
$1,686,959

In December 2012, the Company entered into a new lease agreement on approximately 10,000 square feet of office space which will replace its existing office facilities.  Man Loong occupied the new space in January 2013.  Under terms of the lease, the Company deposited approximately $192,000 as a lease deposit and is committed to lease and management fee payments of approximately $47,000 per month for 36 months.

11.	Subsequent Events

On April 3, 2013, the Company’s shareholders exchanged 100% of their shares for 50,760,000 shares of eBullion a company incorporated in the United States.  Upon completion of this transaction, Man Loong became a 100% owned subsidiary of eBullion.  This transaction was accounted for as a reverse take-over.

Man Loong Bullion Company Limited.
Balance Sheets
As of December 31, 2012 and March 31, 2012
(Expressed in US dollars)

	2012	2012
	(Unaudited)	(Audited)
ASSETS
Current Assets:
Cash	$737,043	$1,703,019
Commissions receivable	-	384,608
Related party receivable	20,027	-
Deposits and prepaid expenses	363,829	105,732
Prepaid income taxes	51,327	-
Total current assets	1,172,226	2,193,358
Equipment, net	164,023	11,727
Total assets	$1,336,249	$2,205,085

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Bank overdraft	$-	$166,538
Accrued liabilities	-	5,152
Customer deposits	46,317	391,908
Commissions received in advance	80,267	-
Due to shareholder	68,694	-
Income taxes payable	-	49,714
Total current liabilities	195,279	613,312
COMMITMENTS AND CONTINGENCIES
Shareholders’ Equity
Common stock, $0.129 par value, 20,000,000 shares authorized, 10,152,000 shares issued and outstanding	1,309,678	1,309,678
Retained earnings (accumulated deficit)	(169,031)	284,096
Accumulated other comprehensive income (loss)	323	(2,001)
Total shareholders’ equity	1,140,970	1,591,773
Total liabilities and shareholders’ equity	$1,336,249	$2,205,085

The accompanying notes are an integral part of these financial statements.

Man Loong Bullion Company Limited.
Statements of Comprehensive Income (Loss)
Unaudited
For the Nine Months ended December 31, 2012 and 2011
(Expressed in US dollars)

	2012	2011
REVENUES

Revenues	$858,434	$1,751,153

EXPENSES
General and administrative	1,001,192	914,183
Employee compensation and benefits	304,201	324,010
Depreciation and amortization	6,168	6,146
Total expenses	1,311,561	1,244,340
Other income	-	-
INCOME (LOSS) BEFORE INCOME TAXES	(453,127)	506,813
INCOME TAXES
Provision for income taxes	-	85,339

NET INCOME (LOSS)	(453,127)	421,474
OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation	2,324	6,314
COMPREHENSIVE INCOME (LOSS)	$(450,803)	$427,788

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and diluted	10,152,000	10,152,000

BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE
Basic and diluted earnings (loss) per common share	$(0.04)	$0.04

The accompanying notes are an integral part of these financial statements.

Man Loong Bullion Company Limited.
Statements of Shareholders’ Equity
Unaudited
For the Nine Months Ended of December 31, 2012 and 2011
(Expressed in US dollars)

			Retained	Accumulated
	Common Stock		Earnings	Other	Total
	Number of		(Accumulated	Comprehensive	Shareholders’
	Shares	Par Value	Deficit)	Income (Loss)	Equity

BALANCE, April 1, 2011	10,152,000	$1,309,678	$680,163	$(7,474)	$1,982,367

Net income	-	-	421,474	-	421,474

Foreign currency translation adjustment	-	-	-	6,314	6,314
BALANCE, December 31, 2011 (Unaudited)	10,152,000	$1,390,678	$1,101,637	$(1,160)	$2,410,155
BALANCE, April 1, 2012	10,152,000	$1,390,678	$284,096	$(2,001)	$1,591,773

Net loss	-	-	(453,127)	-	(453,127)

Foreign currency translation adjustment	-	-	-	2,324	2,324

BALANCE, December 31, 2012 (Unaudited)	10,152,000	$1,309,678	$(169,031)	$323	$1,140,970

The accompanying notes are an integral part of these financial statements.

Man Loong Bullion Company Limited.
Statements of Cash Flows
Unaudited
For the Nine Months ended December 31, 2012 and 2011
(Expressed in US dollars)

	2012	2011

OPERATING ACTIVITIES
Net income (loss)	$(453,127)	$421,474
Adjustments to reconcile net income (loss) to net cash provided by (used
in) operating activities
Depreciation and amortization	6,168	6,146
Changes in operating assets and liabilities:
Commission receivable	385,028	356,652
Shareholder receivable	-	(115,205)
Intercompany receivable	(20,014)	-
Deposits and prepaid expenses	(257,758)	3,855
Prepaid income taxes	(51,315)	-
Bank overdraft	(166,720)	4,890
Accrued liabilities	(5,158)	(5,139)
Customer deposits	(346,048)	(161,418)
Commission in received in advance	80,218	-
Due to shareholder	68,652	-
Income taxes payable	(49,768)	85,339
Net cash provided by (used in) operating activities	(356,715)	175,120

INVESTING ACTIVITIES
Purchase of equipment	(158,449)	-
Net cash used in investing activities	(158,449)	-

NET INCREASE (DECREASE) IN CASH	(968,291)	596,594
EFFECT OF EXCHANGE RATE CHANGES ON CASH	453	1,500
Cash, beginning of period	1,704,881	197,553
Cash, end of period	$737,043	$795,647
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Income taxes paid	242,292	-

The accompanying notes are an integral part of these financial statements.

Man Loong Bullion Company Limited.
Notes to Unaudited Financial Statements
For the Nine Months Ended December 31, 2012 and 2011
(Expressed in US Dollars)

1.	Nature of Operations and Basis of Presentation

Man Loong Bullion Company Limited (“the Company” or “Man Loong”) was incorporated in Hong Kong in 1974, and in 2009, was re-registered under Hong Kong law as a limited liability company.  The Company provides gold and silver spot contract trading services on its proprietary, 24-hour electronic trading platform and a telephone transaction system located in Hong Kong.  The Company is licensed through the Chinese Gold and Silver Exchange Society (“CGSE”) a self-regulatory organization located in Hong Kong which acts as an exchange for the trading of Kilo gold and Loco London gold and silver spot contracts quoted on the London Metals Exchange.

The Company is not a counter party for trades entered through its trading platforms, and instead, contracts with agents who pay Man Loong a fixed commission on each trade that the Company executes for the agents’ customers.

In January 2010, the Company signed an agency agreement with one of its shareholders. Under the agreement, the shareholder agreed to indemnify the Company from any trading losses that occur from his clients that place funds on deposit with Man Loong.  As of and for the nine months ended December 31, 2012 and 2011, no trading losses were incurred by Man Loong as part of the relationship with the shareholder and his clients. The agreement expired on September 1, 2012, and effective November 2012, the Company discontinued trades that would be included under the agreement and all customer deposits were repaid by February 2013.

On April 3, 2013, the Company’s shareholders exchanged 100% of their shares for 50,760,000 shares of eBullion Company, Inc. (“eBullion”) a company incorporated in the United States.  Upon completion of this transaction, Man Loong became a 100% owned subsidiary of eBullion.  This transaction was accounted for as a reverse take-over.

Man Loong Bullion Company Limited.
Notes to Unaudited Financial Statements
For the Nine Months Ended December 31, 2012 and 2011
(Expressed in US Dollars)

2.	Summary of Significant Accounting Policies

Basis of Accounting

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Changes in these estimates are recorded when known.  Actual results could differ from those estimates.

Man Loong Bullion Company Limited.
Notes to Unaudited Financial Statements
For the Nine Months Ended December 31, 2012 and 2011
(Expressed in US Dollars)

2.	Summary of Significant Accounting Policies - continued

Revenue Recognition

The Company recognizes revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 605, “Revenue Recognition”, which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the fee is fixed and determinable; and (4) collectability is reasonably assured. The Company recognizes revenue as a flat-fee commission on each trade executed through its trading platform and telephone transaction system.

Advertising

Advertising costs are incurred for the production and communication of advertising, as well as other marketing activities. The Company expenses the cost of advertising as incurred. The Company did not capitalize any production costs associated with advertising for 2012 or 2011. The total amount charged to advertising expense was $5,158 and $7,770 for the nine months ended December 31, 2012 and 2011, respectively.

Cash and cash equivalents

Cash and cash equivalents consist primarily of cash on deposit, certificates of deposits, money market accounts, and investment grade commercial paper that are readily convertible to cash and purchased with original maturities of three months or less. As of December 31, 2012 and March 31, 2012, the Company had no cash equivalents.

Man Loong Bullion Company Limited.
Notes to Unaudited Financial Statements
For the Nine Months Ended December 31, 2012 and 2011
(Expressed in US Dollars)

2.	Summary of Significant Accounting Policies - continued

Fair Value of Financial Instruments

ASC 820, “Fair Value Measurements”, defines fair value and establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The carrying amounts reported in the balance sheets for cash, accounts receivable, due from major stockholder, other receivables, accounts payable, accrued expenses and other liabilities qualify as financial instruments and are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

The standard establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy defined by the standard are as follows:

Level-1  Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, listed equities and U.S. government treasury securities.

Level-2  Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry- standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category include non-exchange-traded derivatives such as over the counter forwards, options and repurchase agreements.

Level-3  Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value from the perspective of a market participant. Level 3 instruments include those that may be more structured or otherwise tailored to customers’ needs.

Commissions Receivable

Commissions receivable represent commissions to be collected from agents for trades executed through the balance sheet date. Commissions receivable are typically remitted to the Company within 30 days of trade execution.  Man Loong has not historically incurred credit losses on these commissions receivable. The Company as of December 31, 2012 and March 31, 2012 has no reserve for credit losses nor incurred any bad debts for the periods then ended.

Commissions Received in Advance

Commissions received in advance represent commissions paid to the Company at month end based on an estimate of trading activity.  Commissions paid in excess of actual trading activity are recorded as a current liability on the accompanying balance sheets and are offset against commissions earned in the following month.

Man Loong Bullion Company Limited.
Notes to Unaudited Financial Statements
For the Nine Months Ended December 31, 2012 and 2011
(Expressed in US Dollars)

2.	Summary of Significant Accounting Policies - continued

Deposits and Prepaid Expenses

The Company records goods and services paid for but not to be received until a future date as prepaid assets. These primarily include payments for occupancy related expenses. Any prepaid expense to be realized beyond the next 12 months is classified as non-current in the accompanying balance sheets.

Equipment

Equipment is stated at cost. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its present working condition and locations for its intended use.

Equipment is depreciated on a straight-line basis over the estimated useful lives of the assets as follows:

Office equipment	5 years
Furniture and fixtures	5 years
Computer equipment	5 years

Expenditure for maintenance and repairs is charged to expense as incurred. Additions, renewals and betterments are capitalized.

Gain or loss on disposal of equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets, if any, and is recognized as income or loss in the accompanying statements of comprehensive income.

Man Loong Bullion Company Limited.
Notes to Unaudited Financial Statements
For the Nine Months Ended December 31, 2012 and 2011
(Expressed in US Dollars)

2.	Summary of Significant Accounting Policies - continued

Reporting Currency and Foreign Currency Translation

As of December 31, 2012 and 2011, the accounts of the Company are maintained in their functional currencies, which is the Hong Kong dollar ("HK$"). The financial statements of the Company have been translated into U.S. dollars which is Man Loong’s reporting currency. All assets and liabilities of the Company are translated at the exchange rate on the balance sheet date, shareholders’ equity is translated at historical rates and the statements of comprehensive income, and statements of cash flows are translated at the weighted average exchange rate for the year. The resulting translation adjustments are reported under comprehensive income and accumulated translation adjustments are reported as a separate component of shareholders’ equity.

Foreign exchange rates used:

	December 31,	December 31,
	2012	2011

Period end USD/HK$ exchange rate	7.75092	7.76877
Average USD/HK$ exchange rate	7.75569	7.78297

Man Loong Bullion Company Limited.
Notes to Unaudited Financial Statements
For the Nine Months Ended December 31, 2012
(Expressed in US Dollars)

2.	Summary of Significant Accounting Policies - continued

Long-Lived Assets

The Company periodically evaluates the carrying value of long-lived assets when events and circumstances warrant such review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such an asset is separately identifiable and is less than the carrying value. In that event, a loss is recognized in the amount by which the carrying value exceeds the fair market value of the long-lived asset. The Company has identified no such impairment losses.

Customer Deposits

Customer deposits include amounts received by the Company related to four customer accounts.  As discussed further in Note 1, these accounts were opened pursuant to an agency agreement with a shareholder of Man Loong. Accordingly, the Company had no risk of loss related to customer deposits at December 31, 2012 and 2011 and for the periods then ended. As of February 2013, these customer deposits have been fully repaid.

Accumulated Other Comprehensive Income (Loss)

The Company’s accumulated other comprehensive loss, consists adjustments resulting from translating the Company’s functional currency, the HK dollar to its reporting currency, the U.S. dollar.

Man Loong Bullion Company Limited.
Notes to Unaudited Financial Statements
For the Nine Months Ended December 31, 2012 and 2011
(Expressed in US Dollars)

2.	Summary of Significant Accounting Policies - continued

Income Taxes

The Company utilizes ASC 740, “Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company has adopted the provisions of the interpretation, FIN 48, "Accounting for Uncertainty in Income Taxes”. The Company did not have any material unrecognized tax benefits and there was no effect on its financial condition or results of operations as a result of implementing the interpretation. The Company does not believe there will be any material changes in its unrecognized tax positions over the next 12 months.

Earnings (loss) per Share

The Company computes earnings (loss) per share (“EPS”) in accordance with ASC 260 “Earnings Per Share”.  ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common shares outstanding for the year.

Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of contracts to issue ordinary common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. The computation of diluted earnings per share includes the estimated impact of the exercise of contracts to purchase common stocks using the treasury stock method and the potential shares of converted common stock associated with the convertible debt using the if-converted method.

Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

The Company does not have any dilutive securities as of December 31, 2012 and 2011.

Comprehensive Income (Loss)

Comprehensive income (loss) is comprised of net income and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains or losses resulting from translating the Company’s functional currency, the HK dollar to its reporting currency, the U.S. dollar.

Man Loong Bullion Company Limited.
Notes to Unaudited Financial Statements
For the Nine Months Ended December 31, 2012 and 2011
(Expressed in US Dollars)

2.	Summary of Significant Accounting Policies - continued

Recently Adopted Accounting Standards

In June, 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income.   ASU 2011-05 requires entities to present net income and other comprehensive income in either a single continuous statement or in two separate, but consecutive, statements of net income and other comprehensive income. ASU 2011-05 is effective for fiscal years and interim periods beginning after March 15, 2011. The adoption of ASU 2011-05 did not have a material impact on the Company’s financial statements.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820):  Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. This standard results in a common requirement between the FASB and the International Accounting Standards Board (IASB) for measuring fair value and for disclosing information about fair value measurements. ASU 2011-04 is effective for fiscal years and interim periods beginning after March 15, 2011. The adoption of ASU 2011-04 did not have a material impact on the Company’s financial statements.

Recent Accounting Pronouncements

In July 2012, the FASB issued ASU No. 2012-04, Technical Amendments and Corrections.  The updates to current guidance make the codification easier to understand and the fair value measurement guidance easier to apply by eliminating inconsistencies and providing needed clarification. ASU No. 2012-04 is effective for fiscal periods beginning after December 15, 2012. The adoption of ASU No. 2012-04 is not expected to have a material effect on the Company’s financial statements.

Man Loong Bullion Company Limited.
Notes to Unaudited Financial Statements
For the Nine Months Ended December 31, 2012 and 2011
(Expressed in US Dollars)

3.	Deposits and Prepaid Expenses

Deposits and prepaid expenses consisted of the following as of December 31, 2012 and March 31,2012:

	December 31,	March31,
	2012	2012
	(Unaudited)	(Audited)
Rent and occupancy deposits	$291,613	$86,285
Prepaid rent	72,216	19,447
	$363,829	$105,732

4.	Equipment

Equipment, including leasehold improvements, consisted of the following as of December 31, 2012 and March 31, 2012:

	December 31,	March 31,
	2012	2012
	(Unaudited)	(Audited)
Office equipment	$137,372	$25,039
Computer equipment	32,056	7,248
Furniture and fixtures	30,064	8,659
	199,942	40,947
Less: Accumulated depreciation	(35,469)	(29,220)

Equipment, net	$164,023	$11,727

Depreciation expense was $6,168 and $6,146 for the nine months ended December 31, 2012 and 2011, respectively, and was recorded as depreciation and amortization in the accompanying unaudited statements of comprehensive income (loss).

5.	Customer Deposits

Customer deposits were $46,317 and $391,908 at December 31, 2012 and March 31, 2012, respectively, and were recorded as a current liability in the accompanying balance sheets.  Included in customer deposits in the accompanying balance sheet at December 31, 2012 and March 31, 2012 are deposits amounting to $0 and $391,908, respectively which were owed to customers of a shareholder and were covered under an agency agreement with the shareholder.  That agreement expired on September 1, 2012, and in February 2013, all customer deposits were repaid.

Man Loong Bullion Company Limited.
Notes to Unaudited Financial Statements
For the Nine Months Ended December 31, 2012 and 2011
(Expressed in US Dollars)

6.	General and Administrative Expenses

General and administrative expenses consist of the following for the periods ended December 31, 2012 and 2011:

	December 31,	December 31,
	2012	2011
	(Unaudited)	(Unaudited)
Marketing expenses	$332,273	$335,803
Trading platform rent	219,185	127,780
Transportation	60,859	62,622
Internet	10,181	51,165
Travel and entertainment	37,481	30,575
Computers and software	39,783	30,984
Legal and professional	54,532	6,011
Licenses	3,362	6,170
Occupancy	205,012	164,893
Advertising	5,158	7,770
Other	33,366	45,445

	$1,001,192	$914,183

On May 27, 2011, the Company entered into an agreement with a company under common control, True Technology Company Limited (“True Technology”), under which True Technology hosts the Company’s servers and provides a connection between the Company’s servers and the internet using True Technology’s public network connections.  The fee for these services was $12,894 per month through April 2013 when the fee was reduced to $3,868 per month.

7.	Income Taxes

Under Hong Kong Profits Tax Law, the Company is subject to profits tax at a statutory rate of 16.5% on income reported in its statutory financial statements after appropriate tax adjustments.

Reconciliation of income tax provision to the amount computed by applying the current statutory rate to income before income taxes is as follows:

	December 31,	December 31,
	2012	2011
	(Unaudited)	(Unaudited)

Income tax provision (benefit) on income before taxes	$(74,766)	$83,624

Non-deductible expenses	960	1,715

Valuation allowance	(73,806)	-

Total tax provision (benefit)	$-	$85,339

At December 31 2012 and 2011, the Company had no differences between the book and tax basis of assets and liabilities which gave rise to deferred income tax assets or liabilities. For the nine months ended December 31, 2012 the Company had a net operating loss carryforward of approximately $74,766.  Man Loong has recorded a 100% valuation allowance because at December 31, 2012 management does not believe that it is more likely than not that the tax benefit of the loss carryforward will be realized.  As a result of the implementation of ASC 740, we recognized no material adjustment to unrecognized tax benefits. We will continue to classify income tax penalties and interest, if any, as part of interest and other expenses in its statements of operations. We have incurred no interest or penalties for the periods ended December 31, 2012 and 2011.

Man Loong Bullion Company Limited.
Notes to Unaudited Financial Statements
For the Nine Months Ended December 31, 2012 and 2011
(Expressed in US Dollars)

8.	Earnings Per Share

Earnings per share (“EPS”) information for the nine month periods ended December 31, 2012 and 2011 were determined by dividing net income for the year by the weighted average number of both basic and diluted shares of common stock and common stock equivalents outstanding.

As of and for the periods ending December 31, 2012 and 2011, the Company did not have any securities that may potentially dilute the basic earnings per share. Therefore the basic and diluted earnings per share for the respective years are the same.

	December 31,	December 31,
	2012	2011
	(Unaudited)	(Unaudited)
Numerator
Net income attributable to common shareholders	$(453,127)	$506,813

Denominator
Weighted average shares of common stock (basic and diluted)	10,152,000	10,152,000

Basic and diluted earnings per common stock	$(0.04)	$0.04

9.	Related Party Transactions and Balances

The Company engaged in related party transactions with certain shareholders, and a company under common control as described below.

Included in customer deposits in the accompanying balance sheet at March 31, 2011 are deposits amounting to $391,908 which were owed to customers of a shareholder and were covered under an agency agreement with the shareholder.  That agreement expired on September 1, 2012, and in February 2013, all such customer deposits were repaid.

Included in due to shareholder in the accompanying balance sheet at December 31, 2012 were advances to the Company from a shareholder amounting to $69,694 which were non-interest bearing and which were repaid in February 2013.

Dividends paid to shareholders were $0 and $642,908 for the periods ended December 31, 2012 and March 31, 2012, respectively.

Included in trading platform rental fees in the accompanying Statements of Comprehensive Income for the period ended December 31, 2012, are rental fees of $116,044 which were paid to a company under common control, True Technology.

Included in employee compensation and benefits in the accompanying statements of operations for the periods ended December 31, 2012 and 2011, are salaries and director compensation of $15,472 and $15,435, respectively, which were paid to Man Loong’s shareholders.

During the 9 months ended December 31, 2012, Man Long paid legal and professional fees amounting to $20,916 on behalf of eBullion which are recorded as a related party receivable on the accompanying balance sheets as of December 31, 2012.

Man Loong Bullion Company Limited.
Notes to Unaudited Financial Statements
For the Nine Months Ended December 31, 2012 and 2011
(Expressed in US Dollars)

10.	Commitments

Leases - The Company leases office space under non-cancellable operating lease agreements that expire on various dates through 2013.

In May 27, 2011, the Company entered into an agreement with True Technology, a company under common control, under which True Technology hosts the Company’s servers and provides a connection between the Company’s servers and the internet using True Technology’s public network connections.  The fees paid to True Technology were approximately $12,894 per month until April 2013when the fees were reduced to $3,868 per month for 24 months.

Future annual minimum lease payments, including maintenance and management fees, for non-cancellable operating leases and trading platform fees, are as follows:

Period ending December 31,

2013	$703,585
2014	606,176
2015	571,363
$1,881,123

In December 2012, the Company entered into a new lease agreement on approximately 10,000 square feet of office space which will replace its existing office facilities. Man Loong occupied the new space in January 2013. Under terms of the lease, the Company deposited approximately $192,000 as a lease deposit and is committed to lease and management fee payments of approximately $47,000 per month for 36 months.

11.	Subsequent Events

On April 3, 2013, the Company’s shareholders exchanged 100% of their shares for 50,760,000 shares of eBullion, a company incorporated in the United States.  Upon completion of this transaction, Man Loong became a 100% owned subsidiary of eBullion.  This transaction was accounted for as a reverse take-over.

eBullion, Inc.
A DEVELOPMENT STAGE COMPANY
February 15, 2013

TABLE OF CONTENTS

Page(s)

Report of Independent Registered Public Accounting firm	F-37

Financial Statements:

Balance Sheet as of February 15, 2013	F-38

Statement of Operations for the Period From January 28, 2013 (Inception) to February 15, 2013	F-39

Statement of Stockholders’ Deficit for the Period from January 28, 2013 (Inception) through February 15, 2013	F-40

Statement of Cash Flows for the Period from January 28, 2013 (Inception) to February 15, 2013	F-41

Notes to Financial Statements	F-42 to F-44

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
eBullion, Inc.
(A Development Stage Company)

We have audited the accompanying balance sheet of eBullion, Inc. (a development stage company) as of February 15, 2013 and the related statements of operations, stockholders’ deficit and cash flows for the period from January 28, 2013 (inception) to February 15, 2013. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of eBullion, Inc. (a development stage company) as of February 15, 2013 and the results of its operations and its cash flows for the period from January 28, 2013 (inception) to February 15, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred a loss since inception, has an accumulated deficit and may be unable to raise further equity. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Anton & Chia, LLP

Newport Beach, CA
April 12, 2013

eBullion, Inc.
(A Development Stage Company)
Balance Sheet

As of
February 15, 2013
ASSETS
CURRENT ASSETS:
Cash	$-
TOTAL ASSETS	$-

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable	$20,916

TOTAL LIABILITIES	20,916

STOCKHOLDERS' DEFICIT:
Preferred stock, $.0001 par value; 50,000,000
shares authorized; none issued and outstanding	-
Common stock, $.0001 par value; 500,000,000
shares authorized; no shares issued and outstanding
at February 15, 2013	-
Accumulated deficit	(20,916)
TOTAL STOCKHOLDERS' DEFICIT	(20,916)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$-

The accompanying notes are an integral part of the financial statements.

eBullion, Inc.
(A Development Stage Company)
Statement of Operations

Cumulative from January 28, 2013 (inception) to February 15, 2013
Revenue	$-
Operating Expenses:
General and administrative
Courier charges	124
Legal and professional fees	20,792

Total Operating Expenses:	20,916

Net loss	$(20,916)

Net loss per share (basic and diluted)	$-

The accompanying notes are an integral part of the financial statements.

eBullion, Inc.
(A Development Stage Company)
Statement of Stockholders' Deficit

	Common		Accumulated
	Shares	Amount	Deficit	Total

Balance as of January 28, 2013	-	$-	$-	$-

Net Loss	-	-	(20,916)	(20,916)
Balance as of February 15, 2013	-	$-	$(20,916)	$(20,916)

The accompanying notes are an integral part of the financial statements.

eBullion, Inc.
(A Development Stage Company)
Statement of Cash Flows

Cumulative from January 28, 2013 (inception) to February 15, 2013
Operating Activities
Net loss	$(20,916)
Adjustments to reconcile net loss to net
change in cash from operating activities
Increase in accounts payable	20,916

Net change in cash	-

Cash at beginning of the period	-
Cash at end of the period	$-

The accompanying notes are an integral part of the financial statements.

NOTE 1	-	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

(a)	Organization and Business:

eBullion, Inc. (the "Company” or “eBullion”) was incorporated in the state of Delaware on January 28, 2013 for the purpose of raising capital that is intended to be used in connection with its business plan which may include a possible merger, acquisition or other business combination with an operating business.

The Company is currently in the development stage. All activities of the Company to date relate to its organization, initial funding and share issuances.

On April 3, 2013, the Company issued 50,760,000 common shares and exchanged those shares for 100% of the common shares of Man Loong Bullion Company Limited (“Man Loong”) a company incorporated in Hong Kong.  Upon completion of this transaction, Man Loong became a 100% owned subsidiary of eBullion.  This transaction was accounted for as a reverse take-over.

On April 5, 2013, the Company completed a private placement of 500,000 shares of common stock for net proceeds of $239,025.

(b)	Basis of Presentation

The accompanying financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP").

(c)	Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d)	Development Stage

The Company has been in the development stage since its formation on January 28, 2013.  It has primarily engaged in raising capital to carry out its business plan, as described above. The Company expects to continue to incur significant operating losses and to generate negative cash flow from operating activities while it develops its operating plan.  The Company's ability to eliminate operating losses and to generate positive cash flows in the future will depend upon a variety of factors, many of which it is unable to control.  If the Company is unable to implement its business plan successfully, it may not be able to eliminate operating losses, generate positive cash flow, or achieve or sustain profitability, which would materially adversely affect its business, operations, and financial results, as well as its ability to make payments on any obligations it may incur.

(e)	Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers highly liquid financial instruments purchased with a maturity of three months or less to be cash equivalents.  The Company had no cash at February 15, 2013.

(f)	Loss Per Common Share

Basic loss per share is calculated using the weighted-average number of common shares outstanding during each reporting period. Diluted per share includes potentially dilutive securities such as outstanding options and warrants, using various methods such as the treasury stock or modified treasury stock method in the determination of dilutive shares outstanding during each reporting period.  The Company has incurred a loss during the current period; therefore any potentially dilutive shares are excluded, as they would be anti-dilutive. The Company has not issued any common shares and does not have any potentially dilutive instruments for this reporting period.

(g)	Fair Value of Financial Instruments

The Company follows guidance for accounting for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. Additionally, the Company adopted guidance for fair value measurement related to nonfinancial items that are recognized and disclosed at fair value in the financial statements on a nonrecurring basis. The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

●  Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

●  Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

●  Level 3 inputs are unobservable inputs for the asset or liability.

The carrying amounts of financial assets such as cash approximate their fair values because of the short maturity of these instruments.

NOTE 2	-	GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which assumes the Company will realize its assets and discharge its liabilities in the normal course of business. As reflected in the accompanying financial statements, the Company has a deficit accumulated during the development stage, used cash from operations since its inception, and had no working capital at February 15, 2013. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. The Company’s ability to continue as a going concern is also dependent on its ability to find a suitable target company and enter into a possible reverse merger with such company. Management’s plan includes obtaining additional funds by equity financing through a reverse merger transaction and/or related party advances; however there is no assurance of additional funding being available. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might arise as a result of this uncertainty.

NOTE 3	-	RELATED PARTY TRANSACTION

During the period from January 28, 2913 (inception) to February 15, 2013, Man Loong and a shareholder of Man Loong paid $20,916 on the Company’s behalf for certain courier charges and legal and professional fees.  Subsequent to February 15, 2013, eBullion will reimburse Man Loong and the shareholder for all such expenses.  Accordingly, the Company has recorded these payments as accounts payable in the accompanying balance sheet.

NOTE 4	-	INCOME TAXES

Under ASC 740, "Income Taxes", deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when it is more likely than not that some or all of the deferred tax assets will not be realized. As of February 15, 2013, there were no deferred taxes.

NOTE 5	-	RECENT ACCOUNTING PROUNCEMENTS

Adopted

In May 2011, the FASB issued ASU 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (IFRS) of Fair Value Measurement – Topic 820.”  ASU 2011-04 is intended to provide a consistent definition of fair value and improve the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and IFRS.  The amendments include those that clarify the FASB’s intent about the application of existing fair value measurement and disclosure requirements, as well as those that change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements.  This update is effective for annual and interim periods beginning after December 15, 2011. The adoption of this ASU did not have a material impact on our financial statements.

Not Adopted

In December 2011, the FASB issued ASU No. 2011-11: Balance Sheet (topic 210):  Disclosures about Offsetting Assets and Liabilities, which requires new disclosure requirements mandating that entities disclose both gross and net information about instruments and transactions eligible for offset in the statement of financial position as well as instruments and transactions subject to an agreement similar to a master netting arrangement.  In addition, the standard requires disclosure of collateral received and posted in connection with master netting agreements or similar arrangements.  This ASU is effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods.  Entities should provide the disclosures required retrospectively for all comparative periods presented.  We are currently evaluating the impact of adopting ASU 2011-11 on the financial statements.

The FASB issued Accounting Standards Update (ASU) No. 2012-02—Intangibles—Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment, on July 27, 2012, to simplify the testing for a drop in value of intangible assets such as trademarks, patents, and distribution rights. The amended standard reduces the cost of accounting for indefinite-lived intangible assets, especially in cases where the likelihood of impairment is low. The changes permit businesses and other organizations to first use subjective criteria to determine if an intangible asset has lost value. The amendments to U.S. GAAP will be effective for fiscal years starting after September 15, 2012. Early adoption is permitted. The adoption of this ASU will not have a material impact on our financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants, and the United States Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

NOTE 6	-	STOCKHOLDERS’ DEFICIT

The Company is authorized to issue 500,000,000 shares of common stock and 50,000,000 shares of preferred stock.  As of February 15, 2013, no shares of common stock and no preferred stock were issued and outstanding.

On April 3, 2013, the Company issued 50,760,000 common shares and exchanged those shares for 100% of the common shares of Man Loong, a company incorporated in Hong Kong.  Upon completion of this transaction, Man Loong became a 100% owned subsidiary of eBullion.  This transaction was accounted for as a reverse take-over.

On April 5, 2013, the Company completed a private placement of 500,000 shares of common stock for net proceeds of $239,025.

PART  II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.   Other Expenses of Issuance and Distribution.

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling security holders) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the Securities and Exchange Commission (“SEC”) registration fee, are estimates.

SEC registration fee	$34
Accounting fees and expenses	80,000
Legal fees and expenses	75,000
Printing and related expenses	5,000
Transfer agent fees and expenses	2,000
Miscellaneous	966
Total	$163,000

Item 14.   Indemnification of Directors and Officers.

Pursuant to our Certificate of Incorporation, our Board of Directors may issue additional shares of common or preferred stock. Any additional issuance of common stock or the issuance of preferred stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management.  Specifically, if in the due exercise of its fiduciary obligations, the Board of Directors was to determine that a takeover proposal was not in our best interest, shares could be issued by the Board of Directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

●	diluting the voting or other rights of the proposed acquirer or insurgent stockholder group;

●	putting a substantial voting block in institutional or other hands that might undertake to support the incumbent board of directors; or

●	effecting an acquisition that might complicate or preclude the takeover.

The Delaware General Corporation Law (“Delaware Corporate Law”), with certain exceptions, permits a Delaware corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in, or not opposed, to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

Our Certificate of Incorporation provide that we shall indemnify our directors and executive officers to the fullest extent now or hereafter permitted by Delaware Corporate Law. The indemnification provided by Delaware Corporate Law and our  Certificate of Incorporation is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances under which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

We may also purchase and maintain insurance for the benefit of any director or officer that may cover claims for which we could not indemnify such person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to our directors, officers and controlling persons, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction. We will then be governed by the court's decision.

Item 15.   Recent Sales and Issuances of Unregistered Securities.

In April 2013, we issued an aggregate of 50,760,000 shares of our common stock to five individuals in exchange for all of the outstanding equity of Man Loong. The issuance was not a public offering as defined in Section 4(a)(2) of the Securities Act because the offer and sale was made to an insubstantial number of persons and because of the manner of the offering. In addition, the investors had the necessary investment intent as required by Section 4(a)(2) of the Securities Act since they agreed to, and received, certificates bearing a legend stating that such options and the underlying shares are restricted. This restriction ensured that these securities will not be immediately redistributed into the market and therefore be part of a public offering. This issuance was done with no general solicitation or advertising by the Company. Based on an analysis of the above factors, the Company met the requirements to qualify for exemption under Section 4(a)(2) of the Securities Act for the transactions.

In  March and April 2013, we issued an aggregate of 500,000 shares of our common stock to 48 investors, all of whom were either “accredited investors” or “non-U.S. persons” as defined by Regulation D and Regulation S. The issuance was not a public offering as defined in Section 4(a)(2) of the Securities Act, and Regulation D and Regulation S, as applicable, promulgated thereunder because the offer and sale was made to an insubstantial number of persons and because of the manner of the offering. In addition, the investors had the necessary investment intent as required by Section 4(a)(2) since they agreed to, and received, certificates bearing a legend stating that the securities they received  are restricted. This restriction ensured that these securities will not be immediately redistributed into the market and therefore be part of a public offering. This issuance was also completed  with no general solicitation or advertising by the Company. Based on an analysis of the above factors, the Company met the requirements to qualify for exemption under Section 4(a)(2) of the Securities Act for the offering.

Item 16.   Exhibits.

Exhibit No.	Description
3.1	Certificate of Incorporation dated January 28, 2013*
3.2	By-Laws*
5.1	Opinion of Gracin & Marlow, LLP*
10.1	Contribution Agreement dated April 3, 2013*
10.2	Lease Agreement*
10.3	Software Development License and Maintenance Agreement dated April 1, 2013 between True Technology Company and Man Loong Bullion Company Limited*
10.4	Standard Form of Customer Agency Agreement*
10.5	Agency Agreement dated January 1, 2010, between Man Loong Bullion Company Limited and Mr. Wong Hak Yim*
21.1	List of subsidiaries*
23.1a	Consent of Registered Public Accounting Firm eBullion, Inc.*
23.1b	Consent of Registered Public Accounting Firm-Man Loong Bullion Company*
23.2	Consent of Gracin & Marlow, LLP (included in Exhibit 5.1)*

*Filed herewith

Item 17.   Undertakings

A. Rule 415 Offering

The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed on the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of the securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B. Request for Acceleration of Effective Date

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kowloon, Hong Kong, on April 18, 2013.

eBullion, Inc.

By:	/s/ Kee Yuen Choi
Kee Yuen Choi, Chief Executive Officer and Director

By:	/s/ Chui Chui Li
Chui Chui Li, Chief Financial Officer,
Treasurer, Secretary and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kee Yuen Choi	Chief Executive Officer and Director	April 18, 2013
Kee Yuen Choi	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

/s/ Chui Chui Li	Chief Financial Officer, Treasurer, Secretary and Director	April 18, 2013
Chui Chui Li

/s/ Hak Yim Wong	Director	April 18, 2013
Hak Yim Wong

/s/ Joseph Havlin	Director	April 18, 2013
Joseph Havlin

/s/ Lai Keung Chan	Director	April 18, 2013
Lai Keung Chan

POWER OF ATTORNEY

We, the undersigned hereby severally constitute and appoint each of Kee Yuen Choi and Chui Chui Li our true and lawful attorney and agent, with full power to each to sign for us, and in our names in the capacities indicated below, any and all amendments to this registration statement, any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act 1933, this report has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

/s/ Kee Yuen Choi	Chief Executive Officer and President	April 18, 2013
Kee Yuen Choi	(Principal Executive Officer)

/s/ Chui Chui Li*	Chief Financial Officer, Treasurer, Secretary and Director	April 18, 2013
Chui Chui Li

/s/ Hak Yim Wong*	Director	April 18, 2013
Hak Yim Wong

/s/ Joseph Havlin*	Director	April 18, 2013
Joseph Havlin

/s/ Lai Keung Chan*	Director	April 18, 2013
Lai Keung Chan